                       STOCK AND ASSET PURCHASE AGREEMENT

                                     AMONG

                           CORE REFINING CORPORATION

                                      AND

                           CASTLE ENERGY CORPORATION,

                       INDIAN REFINING & MARKETING INC.,

                      INDIAN REFINING LIMITED PARTNERSHIP,

                     IP OIL CO., INDIAN POWERINE L.P., AND

                               INDIAN OIL COMPANY

                                  MAY 25, 1995

                               TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
I.       DEFINITIONS............................................................................................  2
         1.1      Definitions...................................................................................  2

II.      SALE OF STOCK AND ASSETS............................................................................... 11
         2.1      Sale of Stock................................................................................. 11
         2.2      Sale of Assets................................................................................ 11
         2.3      Assumption of Liabilities..................................................................... 12
         2.4      "As Is" and "Where Is"........................................................................ 13

III.     PURCHASE PRICE......................................................................................... 13
         3.1      Payment of Purchase Price..................................................................... 13
         3.2      Allocation of Purchase Price.................................................................. 16
         3.3      Royalty Payments.............................................................................. 16

IV.      REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................................................... 17
         4.1      Organization and Good Standing................................................................ 17
         4.2      Authorization; Enforceability................................................................. 18
         4.3      Consents and Approvals........................................................................ 18
         4.4      No Violation.................................................................................. 18
         4.5      Acquired Corporations......................................................................... 18
         4.6      Purchased Assets.............................................................................. 18
         4.7      Compliance With Laws.......................................................................... 18
         4.8      Employee Relations and Employee Benefit Plans; ERISA.......................................... 19
         4.9      Financial Condition........................................................................... 22
         4.10     Taxes......................................................................................... 22
         4.11     Insurance..................................................................................... 24
         4.12     No Broker..................................................................................... 24
         4.13     No Undisclosed Liabilities.................................................................... 24
         4.14     Proxy Statement............................................................................... 24

V.       REPRESENTATIONS AND WARRANTIES OF THE CORE OBLIGORS.................................................... 24
         5.1      Organization and Good Standing................................................................ 24
         5.2      Authorization; Enforceability................................................................. 24
         5.3      Consents and Approvals........................................................................ 25
         5.4      No Violation.................................................................................. 25
         5.5      No Broker..................................................................................... 25
         5.6      Subsequent Sale............................................................................... 25
         5.7      Proxy Statement Information................................................................... 25

                                                                                                                Page
                                                                                                                ----
VI.      TAX MATTERS............................................................................................ 26
         6.1      Access to Information......................................................................... 26
         6.2      Tax Indemnification........................................................................... 26
         6.3      Transfer Taxes................................................................................ 26
         6.4      Post-Closing Audits and Other Proceedings..................................................... 27
         6.5      Certain Consolidated Return Matters........................................................... 27

VII.     COVENANTS OF SELLERS................................................................................... 27
         7.1      Access to Information......................................................................... 27
         7.2      Actions Prior to Closing Date................................................................. 28
         7.3      Stockholder Approval.......................................................................... 30
         7.4      Consents and Approvals........................................................................ 30
         7.5      Ability to Shop............................................................................... 30
         7.6      Confidentiality............................................................................... 30
         7.7      Insurance..................................................................................... 31
         7.8      Names......................................................................................... 31
         7.9      Transfer of Retirement Plans.................................................................. 31
         7.10     Transfer of Welfare Benefit Contracts and Welfare Benefit Claims.............................. 31
         7.11     DB Plan Funding............................................................................... 32
         7.12     Intercompany Indebtedness..................................................................... 32
         7.13     Commercially Reasonable Efforts; Cooperation.................................................. 32

VIII.    COVENANTS OF THE CORE OBLIGORS......................................................................... 32
         8.1      Financing..................................................................................... 32
         8.2      Consents and Approvals........................................................................ 32
         8.3      Confidentiality............................................................................... 32
         8.4      Transfer of Retirement Plans.................................................................. 33
         8.5      Proxy Statement Information................................................................... 33
         8.6      Commercially Reasonable Efforts; Cooperation.................................................. 33
         8.7      Shell Contract................................................................................ 34
         8.8      CORE Subsidiaries............................................................................. 34
         8.9      Waivers, Releases, and Resignations........................................................... 34

IX.      CONDITIONS TO OBLIGATIONS OF BUYER..................................................................... 34
         9.1      Truth of Representations and Warranties....................................................... 34
         9.2      Compliance with Covenants..................................................................... 35
         9.3      Absence of Suit............................................................................... 35
         9.4      Receipt of Consents and Approvals............................................................. 35
         9.5      Proceedings and Instruments Satisfactory; Certificates........................................ 35
         9.6      Financing..................................................................................... 35
         9.7      Intercompany Indebtedness..................................................................... 35
         9.8      Minimum Preliminary Closing Adjustment........................................................ 35
         9.9      Deliveries at Closing......................................................................... 35
         9.10     No Material Adverse Change.................................................................... 35

                                                                                                                Page
                                                                                                                ----
         9.11     Stockholder Approval.......................................................................... 35
         9.12     Release of Liens.............................................................................. 35
         9.13     Insurance..................................................................................... 35

X.       CONDITIONS TO OBLIGATIONS OF THE SELLERS............................................................... 35
         10.1     Truth of Representations and Warranties....................................................... 36
         10.2     Compliance with Covenants..................................................................... 36
         10.3     Absence of Suit............................................................................... 36
         10.4     Receipt of Consents and Approvals............................................................. 36
         10.5     Proceedings and Instruments Satisfactory; Certificates........................................ 36
         10.6     Financing..................................................................................... 36
         10.7     Stockholder Approval.......................................................................... 36
         10.8     Intercompany Indebtedness..................................................................... 36
         10.9     Fairness Opinion.............................................................................. 36
         10.10    Release of Liens and Interim Financing........................................................ 36
         10.11    Minimum Preliminary Closing Adjustment........................................................ 36
         10.12    Deliveries at Closing......................................................................... 36

XI.      INDEMNIFICATION........................................................................................ 37
         11.1     Requirement of Indemnification................................................................ 37
         11.2     Procedures Relating to Indemnification........................................................ 37
         11.3     Defense of Third-Party Claim.................................................................. 38
         11.4     Payment....................................................................................... 38
         11.5     Limitation on Indemnification................................................................. 39
         11.6     Bulk Transfer Laws............................................................................ 40

XII.     CLOSING................................................................................................ 40
         12.1     Time and Place................................................................................ 40
         12.2     Items to be Delivered by the Sellers.......................................................... 40
         12.3     Items to be Delivered by Buyer................................................................ 41

XIII.    TERMINATION............................................................................................ 42
         13.1     Termination................................................................................... 42
         13.2     Effect of Termination......................................................................... 43

XIV.     AMENDMENT AND WAIVER................................................................................... 43
         14.1     Amendment..................................................................................... 43
         14.2     Extension; Waiver............................................................................. 43

XV.      MISCELLANEOUS.......................................................................................... 44
         15.1     Notices....................................................................................... 44
         15.2     Expenses...................................................................................... 45
         15.3     Governing Law................................................................................. 45
         15.4     Successors and Assigns........................................................................ 45

                                                                                                                Page
                                                                                                                ----
         15.5     Partial Invalidity............................................................................ 46
         15.6     Execution in Counterparts..................................................................... 46
         15.7     Titles and Headings........................................................................... 46
         15.8     Entire Agreement.............................................................................. 46
         15.9     Announcements................................................................................. 46
         15.10    Construction.................................................................................. 46
         15.11    Jurisdiction.................................................................................. 46
         15.12    Further Actions............................................................................... 47
         15.13    Shell Litigation.............................................................................. 47


                       STOCK AND ASSET PURCHASE AGREEMENT

         STOCK AND ASSET PURCHASE AGREEMENT (the "Purchase Agreement"), dated May 25, 1995, among CASTLE ENERGY CORPORATION, a Delaware corporation ("Castle"); INDIAN REFINING & MARKETING INC., an Illinois corporation, INDIAN REFINING LIMITED PARTNERSHIP, an Illinois limited partnership, IP OIL CO., an Illinois corporation, INDIAN POWERINE L.P., an Illinois limited partnership, and INDIAN OIL COMPANY, an Illinois corporation (collectively, the "Asset Sellers"); and CORE REFINING CORPORATION, a Delaware corporation ("CORE").

                                  WITNESSETH:

         WHEREAS, Castle owns directly or indirectly all of the issued and outstanding capital stock or partnership interests of each of the Asset Sellers; and

         WHEREAS, Castle also owns, beneficially and of record, all of the outstanding capital stock of each of Castle Energy Canada Ltd., a Delaware corporation, and Castle Refining Company, a Delaware corporation (collectively, the "Acquired Parents"); and

         WHEREAS, Castle Refining Company owns, directly or indirectly, all of the outstanding capital stock of Indian Refining Company, a Delaware corporation (the "Acquired Subsidiary"); and

         WHEREAS, Castle and the Asset Sellers wish to sell to Buyer (as hereinafter defined) and Buyer wishes to purchase from the Asset Sellers all of the assets of the Asset Sellers (other than partnership interests in the Asset Sellers and certain other assets specified herein) upon the terms and conditions hereinafter set forth; and

         WHEREAS, Castle wishes to sell to Buyer and Buyer wishes to purchase from Castle all of the capital stock of each of the Acquired Parents upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound, Castle, the Asset Sellers, and CORE hereby agree as follows:

I.       DEFINITIONS

         Section 1.1 Definitions. When used in this Purchase Agreement, the following words or phrases have the following meanings:

         "Acquired Corporations" means the Acquired Parents and the Acquired Subsidiary.

         "Acquired Parents" has the meaning set forth in the preamble hereto.

         "Acquired Shares" means the shares of outstanding capital stock of the Acquired Parents.

         "Acquired Subsidiary" has the meaning set forth in the preamble hereto.

         "Adjusted Royalty Payments" shall mean (i) the Royalty Payments which would be made by the Buyer as provided in Section 3.1 if Shell performs in full under the Shell Contract after giving effect to any modification of the Shell Contract resulting from any settlement of the Shell Litigation plus (ii) any other payments the Buyer agrees in writing to make to Castle as compensation for any reduction in the Royalty Payments.

         "Arbitrator" shall mean the arbitrator appointed in accordance with
Section 3.1(d).

         "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of 50% or more of any class of voting stock or of any form of voting equity interest of such other Person in the case of a Person that is not a corporation. For purposes of this definition, "control," including the terms "controlling" and "controlled," means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Allocation Schedule" shall have the meaning set forth in Section 3.2 hereof.

         "Asset Sellers" shall have the meaning set forth in the preamble hereto.

         "Assets" shall mean all rights, titles, franchises, and interests in and to every species of property, real, personal, and mixed, tangible and intangible, including, without limitation, cash and cash equivalents, receivables, real property, together with buildings, structures, and the improvements thereon, fixtures contained therein and appurtenances thereto, and easements and other rights relating thereto, machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, and other assets or property, leases, licenses, permits, approvals, authorizations, joint venture agreements, contracts or commitments, whether written or oral, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, goodwill, prepaid expenses, records, files, invoices, claims and privileges, and any other assets whatsoever.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.3 hereof.

         "Balance Sheet" shall have the meaning set forth in Section 4.9 hereof.

         "Balance Sheet Date" shall have the meaning set forth in Section 4.9 hereof.

         "Buyer" shall mean (i) CORE and (ii) if and after CORE assigns to a Subsidiary CORE's rights to purchase the Purchased Assets as permitted pursuant to Section 15.4, such Subsidiary.

         "Buyer Indemnities" shall mean Buyer, the CORE Subsidiaries, and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

         "Capital Expenditure Amount" shall equal the amount of Capital Expenditures during the period from June 1, 1995 through the Closing Date.

         "Capital Expenditures" shall mean any costs incurred by the Castle Subsidiaries (a) that constitute capital expenditures in accordance with GAAP or
(b) for turn-around costs (excluding IRLP's turn-around costs for labor and supplies).

         "Castle" shall have the meaning set forth in the preamble hereto.

         "Castle Employees" shall have the meaning set forth in Section 7.9 hereof.

         "Castle Entities" shall mean, collectively, Castle, the Asset Sellers, the Acquired Parents, and the Acquired Subsidiary.

         "Castle Plan" shall have the meaning set forth in Section 7.9 hereof.

         "Castle Subsidiaries" shall mean, collectively, IRLP, IOC, Indian Refining & Marketing Inc., an Illinois corporation, IP Oil Co., an Illinois corporation, Indian Powerine L.P., an Illinois limited partnership, Castle Energy Canada Ltd., a Delaware corporation, Castle Refining Company, a Delaware corporation, and Indian Refining Company, a Delaware corporation.

         "Closing" and "Closing Date" shall have the respective meanings set forth in Section 12.1 hereof.

         "Closing Adjustment" shall equal the sum of the Net Working Capital Amount and the Capital Expenditure Amount. The Closing Adjustment may be a positive or negative amount.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Consent Events" shall have the meaning set forth in Section 15.13.

         "Consolidated Group" shall have the meaning set forth in Section 4.10.

         "Contract" shall mean a contract, indenture, bond, note, mortgage, deed of trust, lease, agreement or commitment, whether written or oral.

         "CORE" shall have the meaning set forth in the preamble hereto.

         "CORE Obligors" shall mean CORE and the CORE Subsidiaries.

         "CORE Obligor Agreement" shall have the meaning set forth in Section
8.8.

         "CORE Subsidiaries" shall mean all present and future, direct or indirect, Subsidiaries of CORE.

         "Damages" shall mean losses, costs, liabilities, reasonable expenses, or other damages (including, without limitation, reasonable attorneys' fees and expenses and any and all reasonable expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation).

         "DB Plan" shall have the meaning set forth in Section 7.9 hereof.

         "DB Plan and Trust" shall have the meaning set forth in Section 7.9 hereof.

         "Debt Financing" shall mean the entry by one or more CORE Obligors into debt financing in an aggregate amount of not less than $175 million, to consist of (i) approximately $75 million of first mortgage notes and (ii) an approximately $100 million revolving credit facility secured by working capital, on terms no less favorable to such CORE Obligors than the terms set forth in the "highly confident" and commitment letters, respectively, attached as Exhibit 1.

         "Employees" shall have the meaning set forth in Section 4.8 hereof.

         "Environmental Claim" shall mean any claim by a Person alleging actual or potential Liability of the Castle Subsidiaries, or of any other Seller Indemnitee relating to the businesses of the Castle Subsidiaries, for any investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury, or penalty, arising out of, based on, or resulting from (a) the presence, transport, disposal, discharge, or release of any Materials of Environmental Concern at any location, whether or not owned by Castle or any of the Castle Subsidiaries, as the case may be, or

(b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

         "Environmental Law" shall mean all Laws relating to pollution or protection of human health or the environment, including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata, and including, without limitation, Laws relating to emissions, discharges, releases or threatened releases, or the presence of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, transport, recycling, reporting, or handling of Materials of Environmental Concern.

         "Equity Financing" shall mean the issuance and sale by CORE of not less than $16.5 million of equity securities.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" shall mean, with respect to Castle, any trade or business that together with Castle or any of the Castle Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA.

         "Escrow" shall mean an escrow of funds made on or before the date hereof by prospective purchasers of the Equity Financing, the terms of which (i) provide that such funds shall be released to consummate the Equity Financing upon and subject only to the consummation of the Debt Financing and the Transactions and (ii) are reasonably acceptable to Castle.

         "Fairness Opinion" shall have the meaning set forth in Section 10.9.

         "Financing" shall mean the Debt Financing and the Equity Financing.

         "GAAP" shall mean United States generally accepted accounting principles consistently applied.

         "Governmental Entity" shall mean a court, legislature, governmental agency, commission, or administrative or regulatory authority or instrumentality, domestic or foreign, including but not limited to the SEC.

         "Indian Benefit Plans" shall have the meaning set forth in Section 4.8(c) hereof.

         "Interim Financing" shall mean the financing pursuant to the agreements entered into on the date hereof among Castle, IOC, IRLP, BT Commercial Corporation, MeesPierson N.V., and such other lenders as may be party thereto.

         "Intellectual Property" shall mean marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade names, inventions, protected formulae, processes, proprietary information, trade secrets, computer software, as well as related documentation and manuals, all applications for registration of such items with any Governmental Entity, and all licenses and research and development relating thereto.

         "IOC" shall mean Indian Oil Company, an Illinois corporation.

         "IOC Note" shall mean a note issued by IOC to IRLP in connection with the Interim Financing.

         "IRLP" shall mean Indian Refining Limited Partnership, an Illinois limited partnership.

         "IRS" shall mean the Internal Revenue Service.

         "Issuer" shall mean the issuer of the first mortgage notes which will comprise a portion of the Debt Financing.

         "Knowledge" of or with respect to (a) any individual shall mean the actual knowledge of such individual and any knowledge such individual reasonably should have had under the circumstances; (b) Sellers shall mean the Knowledge of the individuals listed on Schedule 4; and (c) any CORE Obligor shall mean the Knowledge of the individuals listed on Schedule 5.

         "Law" shall mean a law, ordinance, rule, or regulation enacted or promulgated, or an Order issued or rendered, by any Governmental Entity.

         "Liability" shall mean a liability, obligation, claim, or cause of action of any kind or nature whatsoever, whether absolute, accrued, contingent, or other and whether known or unknown.

         "License" shall mean a license, certificate of authority, permit, or other authorization to transact an activity or business or to use an asset or process issued or granted by a Governmental Entity.

         "Lien" shall mean a lien, mortgage, deed to secure debt, pledge, security interest, lease, sublease, charge, levy, or other encumbrance of any kind.

         "Litigation Expenses" shall mean all out-of-pocket expenses, including reasonable legal fees, incurred in investigating, preparing, prosecuting, defending, or negotiating the settlement of the Shell Litigation.

         "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum, petroleum additives, petroleum intermediates, and petroleum products.

         "MG Entities" shall have the meaning set forth in the Settlement Agreement dated as of August 31, 1994 among the MG Entities and the Castle Entities (as defined therein).

         "Multiemployer Plan" means a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

         "Net Working Capital Amount" shall equal the amount of the current assets of the Castle Subsidiaries as of the Closing Date (as determined in accordance with GAAP except as modified by Schedule 3.1 attached hereto) minus the amount of the current liabilities of the Castle Subsidiaries as of the Closing Date (as determined in accordance with GAAP except as modified by Schedule 3.1 attached hereto). The Net Working Capital Amount may be a positive or negative amount.

         "Non-Adjusted Royalty Payments" shall mean the Royalty Payments which would be made by the Buyer as provided in Section 3.1 if Shell performs in full under the Shell Contract without giving effect to any modification of the Shell Contract resulting from any settlement of the Shell Litigation or any modification of the Shell Contract entered into in accordance with Section 8.7.

         "Notes" shall mean the Notes to be delivered by the Issuer in the form attached to this Purchase Agreement as Exhibit 3.1, except as the terms of such form are superseded by the summary of terms attached thereto.

         "Order" shall mean an order, writ, ruling, judgment, injunction or decree of, or any stipulation to or agreement with, any arbitrator, mediator, or Governmental Entity.

         "Partnerships" means IRLP and Indian Powerine L.P., an Illinois limited partnership.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permitted Liens" shall mean (i) carriers', warehousemen's, mechanics', repairmen's, and similar Liens arising in the ordinary course of business, (ii) pledges or deposits under workers' compensation, unemployment insurance, and other similar Laws, and (iii) easements, rights-of-way, restrictions, zoning restrictions, and other similar encumbrances on or minor imperfections in title to real property which do not materially detract from the value or use thereof.

         "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Entity, business trust, unincorporated organization, or other legal entity.

         "Preliminary Closing Adjustment" shall equal the sum of the Preliminary Net Working Capital Amount and the Preliminary Capital Expenditure Amount. The Preliminary Closing Adjustment may be a positive or negative amount.

         "Preliminary Capital Expenditure Amount" shall equal Castle's good faith estimate on the Closing Date of the Capital Expenditure Amount.

         "Preliminary Net Working Capital Amount" shall equal Castle's good faith estimate on the Closing Date of the Net Working Capital Amount.

         "Proxy Statement" shall mean the proxy statement of Castle relating to the Stockholder Meeting, and any supplement or amendment thereto.

         "Purchase Agreement" shall have the meaning set forth in the preamble hereto.

         "Purchase Price" shall have the meaning set forth in Section 3.1 hereof.

         "Purchased Assets" shall have the meaning set forth in Section 2.2 hereof.

         "Qualified Plan" shall have the meaning set forth in Section 4.8 hereof.

         "Refinery" shall mean the Indian Refinery located in Lawrenceville, Illinois.

         "Required Amount" shall have the meaning set forth in Section 15.13.

         "Required Filings and Approvals" of a party shall mean any filing of this Agreement with and the approval of such by all Governmental Entities and such other applications, registrations, declarations, filings, authorizations, Orders, consents, and approvals as may be required to be made or obtained by such party from any Person prior to consummation of the Transactions.

         "Relevant Group" shall have the meaning set forth in Section 4.10.

         "Royalty Payments" shall have the meaning set forth in Section 3.3.

         "Royalty Rate" shall mean a dollar amount determined as of the date which is six months after the Closing Date by dividing $20 million by the number of barrels of Caroline condensate remaining to be delivered after such date by Shell under the terms of the Shell Contract.

         "SEC" shall mean the Securities and Exchange Commission.

         "Seller Indemnities" shall mean the Sellers, any present or future parent or Subsidiary of the Sellers, and their respective officers, directors, employees, counsel, agents, investment bankers, accountants, and Affiliates.

         "Sellers" shall mean Castle and the Asset Sellers.

         "Settlement Arbitrator" shall mean the arbitrator appointed in accordance with Section 15.13.

         "Shares" shall mean the issued and outstanding shares of capital stock of the Acquired Corporations.

         "Shell" shall mean Shell Canada Limited, a Canadian corporation, and its wholly owned Subsidiary Salmon Resources Ltd., a Wyoming corporation.

         "Shell Contract" shall mean the Long Term Supply Agreement, dated as of November 1, 1992, as amended, among Shell, IRLP, Indian Refining & Marketing Inc., and MG Refining and Marketing, Inc.

         "Shell Litigation" shall mean (i) the litigation commenced by Shell in the United States District Court for the Northern District of Illinois, captioned Salmon Resources Ltd. and Shell Canada Limited v. MG Refining and Marketing, Inc., Indian Refining Limited Partnership, and Indian Refining & Marketing, Inc., (ii) any other litigation which may be brought raising similar claims or requesting similar relief, and (iii) any counter-claims or cross-claims relating to any litigation referred to in clause (i) or (ii).

         "Shell Pre-Closing Claims" shall mean any claims which have been or may be asserted in the Shell Litigation with respect to the pricing of products delivered by Shell under the Shell Contract prior to the Closing Date.

         "Shell Reduction" shall mean the excess of the present value of the Non-Adjusted Royalty Payments over the present value of the Adjusted Royalty Payments, determined as provided in Section 15.13.

         "Stockholder Meeting" shall mean a meeting of stockholders of Castle at which the Transactions (or a plan to dispose of certain of Castle's assets, pursuant to the Transactions or otherwise) will be submitted for approval by such stockholders.

         "Subsidiary" of any Person shall mean any other corporation, partnership, or other entity of which such Person, directly or through Subsidiaries, owns shares of capital stock or partnership or other equity interests which either (i) represent at least 50% of the common equity of such entity or (ii) entitle such Person to cast at least a majority of the votes entitled to be cast generally upon election of directors or other similar governing body.

         "Sudhaus" shall mean William S. Sudhaus.

         "Takeover Proposal" shall mean any proposal, other than as contemplated by this Purchase Agreement, for the acquisition of the Refinery, whether through a merger, consolidation, reorganization, other business combination, recapitalization, acquisition of any shares of capital stock or Assets, or otherwise.

         "Tax" shall mean any Federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, motor fuel, environmental, capital stock, franchise, profits, gains, withholding, social security, unemployment, disability, real property, personal property, sales, use, rental, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

         "Termination Date" shall mean July 31, 1995; provided, that if, on or before July 31, 1995, CORE shall give notice to Castle that the Issuer has commenced marketing the first mortgage notes that comprise a portion of the Debt Financing and that CORE reasonably believes it can obtain the Financing and consummate the Closing on or before August 15, 1995, the Termination Date shall be extended to August 15, 1995.

         "Title IV Plan" shall have the meaning set forth in Section 4.8 hereof. "Third Party Claim" shall have the meaning as set forth in Section
11.2.

         "Transactions" shall mean the transactions contemplated by the Purchase Agreement other than the Financing.

         "Treasury Regulations" shall mean the regulations promulgated by the Secretary of the Treasury pursuant to the Code and any predecessor and successor thereto.

         "401(k) Plan" shall have the meaning set forth in Section 7.9 hereof.

         "401(k) Plan and Trust" shall have the meaning set forth in Section 7.9 hereof.

II.      SALE OF STOCK AND ASSETS

         Section 2.1 Sale of Stock. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date Castle will, by appropriate instruments of transfer, sell, transfer, and convey to Buyer, and Buyer will purchase from Castle, all of the Acquired Shares, as listed on Schedule 2.1 attached hereto, free and clear of all Liens, other than any Liens arising from acts of any CORE Obligor.

         Section 2.2 Sale of Assets. (a) Subject to the terms and conditions of this Purchase Agreement, on the Closing Date the Asset Sellers will sell, transfer, and convey to Buyer, and Buyer will purchase from the Asset Sellers, by appropriate instruments of transfer, all of the Assets of the Asset Sellers as of the Closing Date, including without limitation the Assets described on
Schedule 2.2 attached hereto (the "Purchased Assets"), provided that the Purchased Assets shall not include (i) the partnership interests in the Asset Sellers, (ii) any receivables of the Asset Sellers from Castle or any of its Affiliates, (iii) the Assets relating exclusively to Powerine Holding Corp., a Delaware corporation, Powerine Oil Company, a California corporation, and Anglo Petroleum Corporation, a Delaware corporation, (iv) the IOC Note, and (v) such other assets as are indicated as excluded assets on Schedule 2.2 attached hereto. Buyer will purchase the Purchased Assets free and clear of all Liens, other than (vi) those disclosed on Schedule 2.2 attached hereto, (vii) the Assumed Liabilities, (viii) Permitted Liens, and (ix) any Liens arising from acts of the CORE Obligors.

                  (b) To the extent that the assignment by the Asset Sellers to Buyer of any Contract to be assigned to Buyer hereunder shall require the consent of a party other than a Castle Entity which has not been obtained by the Closing, this Purchase Agreement shall not constitute an agreement to assign such Contract unless and until such consent is obtained. Until such time as the

Sellers are able to obtain a consent required with respect to any Contract, such Contract shall not be included in the Purchased Assets and the Sellers shall use their commercially reasonable efforts to obtain a consent or enter into an arrangement to provide to Buyer, without the Sellers incurring any expense, the benefits under such Contract.

         Section 2.3 Assumption of Liabilities. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date the Buyer shall, by appropriate instruments, assume all of the Liabilities of each of the Asset Sellers (the "Assumed Liabilities"), including without limitation all such Liabilities relating to any Environmental Claims, provided that the Assumed Liabilities shall not include, and Buyer shall have no responsibility for, (a) Liabilities arising under the partnership agreement of any Partnership to the partners of such Partnership or to such Partnership, (b) the IOC Note or any other Liabilities to Castle or any of its Affiliates other than Liabilities arising under the Compliance Cost Agreement dated April 10, 1990 between IRLP and Indian Refining Company, (c) Liabilities relating to Assets owned by Sellers at the Closing but not included in the Purchased Assets, (d) any Liabilities to the extent Sellers are insured therefor under policies which are not part of the Purchased Assets nor owned by the Acquired Corporations, (e) such other Liabilities as are set forth in Schedule 2.3 attached hereto, (f) except for the amount of Taxes which are included as current liabilities for purposes of the calculation of the Net Working Capital Amount and except as expressly provided in Section 6.3, Liabilities for Taxes of Castle, the Asset Sellers, any of their respective Affiliates or the Consolidated Group or any Relevant Group of which one or more of the Castle Entities is or was a member, including without limitation any liability for Taxes of any such Castle Entity as a withholding agent or transferee, or a Liability for Taxes arising by contract or otherwise,
(g) Liabilities of the Sellers arising under this Agreement, (h) Liabilities for any indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures or similar instruments, (i) Liabilities for guaranteeing, endorsing or otherwise becoming liable or responsible for any indebtedness, lease or other obligation of Castle or any of its Affiliates other than the Asset Sellers and the Acquired Corporations, (j) Liabilities relating to the business or operations of Castle or any of its Subsidiaries not related to the refining operations of the Refinery, and (k) except as expressly provided herein, Liabilities relating to the business or operations of Powerine Oil Company, a California corporation, Powerine Holding Corp., a Delaware corporation, or Anglo Petroleum Corporation, a Delaware corporation; provided further that no Liability shall be excluded from the Assumed Liabilities pursuant to clause (d) unless and until the applicable insurer acknowledges coverage or coverage is determined by a final judgment of a competent judicial body, which judgment is not subject to appeal.

         Section 2.4 "As Is" and "Where Is". Buyer shall acquire the Purchased Assets, the Shares, and, indirectly, the Assets of the Acquired Corporations "AS IS" AND "WHERE IS," EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV HEREOF, AND ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, SHARES, AND SUCH OTHER ASSETS, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

III.     PURCHASE PRICE

         Section 3.1 Payment of Purchase Price. (a) The purchase price to be paid by Buyer for the Acquired Shares and Purchased Assets shall be (i) $1.00, which shall be paid at Closing to Castle, plus (ii) the Closing Adjustment, payable to or by Castle for its account and the account of the Asset Sellers in accordance with Sections 3.1(b) and 3.1(c)(iii), plus (iii) the Royalty Payments, which shall be paid in accordance with Section 3.3 hereof (the aggregate of such amounts being the "Purchase Price"). All amounts payable in cash hereunder shall be paid by wire transfer of immediately available funds.

                  (b) If the Preliminary Closing Adjustment is a positive number, such amount shall be paid by delivery by Buyer to Castle at the Closing of (i) Notes in the principal amount and as otherwise hereinafter provided and
(ii) cash equal to the excess, if any, of the Preliminary Closing Adjustment over the aggregate principal amount of Notes so delivered. If the Preliminary Closing Adjustment is a negative number, the absolute value of such amount shall be paid, in cash, by Castle to Buyer at the Closing.

                  (c) The Notes shall be in the form set forth as Exhibit 3.1 hereto and in an aggregate principal amount of $5.5 million. The Notes shall be executed by the Issuer and shall be payable to such of the Sellers and in such denominations as Castle shall specify.

                  (d)(i) Castle shall instruct Caleb Brett to conduct a physical inventory of the hydrocarbon inventory at the Refinery and any other location where the Castle Subsidiaries store inventory as of the Closing Date, following the procedures customarily performed by such firm in connection with the year-end audit of the Refinery. Castle and Buyer shall each have the right, at its expense, to have its representatives observe the taking of the physical inventory. Not more than 15 days after the Closing Date, Caleb Brett shall report the results of its physical inventory to Castle and Buyer, which report shall be conclusive and binding as to physical quantities on all parties to this Purchase Agreement and the Arbitrator, if any, for purposes of determining the Closing Adjustment.

                  (ii) If Castle and Buyer shall not have reached written agreement as to the Closing Adjustment prior to the 60th calendar day after the Closing Date, then either Buyer or Castle may by notice to the other submit for determination by arbitration in accordance with this Section 3.1(d) the question of the amount of the Closing Adjustment to be determined in accordance with the provisions of this Agreement. The determination by arbitration shall be made by Deloitte & Touche (or, if Deloitte & Touche shall be unwilling or unable to serve, such other big six accounting firm on which the parties shall agree), provided that the Arbitrator shall not be the auditor for any of the parties hereto. Any such determination made by such Arbitrator shall be conclusive and binding on all parties to this Purchase Agreement. Within 15 days after the submission of such dispute to the Arbitrator (or, if later, the selection of the Arbitrator), Castle and Buyer shall each submit in writing to the Arbitrator, with a copy to the other party, a proposed Closing Adjustment, together with the reasons therefor. Within seven days of receipt of the other party's proposal,

Castle and Buyer may each submit in writing to the Arbitrator, with a copy to the other party, arguments rebutting the other party's proposed Closing Adjustment. The Closing Adjustment shall be determined by the Arbitrator in accordance with the provisions of this Purchase Agreement and not be higher than the higher of the proposed Closing Adjustments or lower than the lower of the proposed Closing Adjustments. The Arbitrator shall render his decision within 45 days after submission of the proposed Closing Adjustments by Buyer and Castle. Notwithstanding the foregoing, if the difference between the proposed Closing Adjustments shall be less than $100,000, the Closing Adjustment shall be the average of the proposed Closing Adjustments and the arbitration procedure shall not be followed.

                  (iii) Promptly, but in any event not more than 21 days, after determination of the Closing Adjustment, whether by agreement of the parties, by action of the Arbitrator, or pursuant to the last sentence of Section 3.1(d)(ii), any applicable adjusting payment shall be made in accordance with this Section 3.1. If the Closing Adjustment minus the Preliminary Closing Adjustment is a positive amount, such amount shall be paid, in cash, by Buyer to Castle. If the Closing Adjustment minus the Preliminary Closing Adjustment is a negative amount, the absolute value of such amount shall be paid, in cash, by Castle to Buyer. In either case, such payment shall be accompanied by simple interest on the entire adjusting payment at the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate for the period from the Closing Date to and until the date of payment.

                  (iv) The fee of the Arbitrator for any determination under this Section 3.1(d) shall be shared as follows: Buyer shall bear that portion of such fee equal to the total fee multiplied by a fraction, the denominator of which shall be the difference between the Closing Adjustment as initially proposed to the Arbitrator by Castle and the Closing Adjustment as initially proposed to the Arbitrator by Buyer, and the numerator of which shall be the difference between the Closing Adjustment as determined by the Arbitrator and the Closing Adjustment as initially proposed by Buyer. Castle shall bear that portion of such fee equal to the total fee multiplied by a fraction, the denominator of which shall be the difference between the Closing Adjustment as initially proposed to the Arbitrator by Castle and the Closing Adjustment as initially proposed to the Arbitrator by Buyer, and the numerator of which shall be the difference between the Closing Adjustment as determined by the Arbitrator and the Closing Adjustment as initially proposed by Castle.

                  (v) Nothing herein shall be construed (A) to authorize or permit the Arbitrator to arbitrate or determine any question or matter whatever under or in connection with this Agreement except the specific items in dispute between the parties with respect to the amount of the Closing Adjustment to be determined in accordance with the provisions of this Purchase Agreement or (B) to require the Arbitrator to follow the rules of the American Arbitration Association or any other body in making such determination.

         Section 3.2 Allocation of Purchase Price. The Purchase Price shall be allocated as follows: (a) the Closing Adjustment shall be allocated to the components thereof; (b) the Royalty Payment shall be allocated to the Shell Contract; and (c) the remainder of the Purchase Price shall be allocated to all the other Assets acquired by Buyer hereunder. All Tax Returns and other reports to Governmental Entities filed by Castle or Buyer or any of their respective Affiliates insofar as they involve an allocation of the Purchase Price pursuant to this Purchase Agreement shall be based upon and be consistent with the provisions of this Section 3.2.

         Section 3.3 Royalty Payments. From and after the Closing Date, Buyer shall make royalty payments to Castle in an amount equal to the Royalty Rate multiplied by the number of barrels of Caroline condensate delivered by Shell pursuant to the Shell Contract during the applicable royalty period (the "Royalty Payments"); provided, however, that Royalty Payments shall not in any event exceed $20 million in the aggregate; and provided, further, that no Royalty Payment shall be payable on any Caroline condensate delivered by Shell during the first six months after the Closing Date. As soon as practicable following the end of the six-month period commencing on the Closing Date, Buyer shall deliver to Castle a statement setting forth the Royalty Rate and the calculation thereof. Royalty Payments shall be payable by Buyer to Castle (a) on the 20th business day following the end of the first 12 months after the Closing Date, for all Caroline condensate delivered during the period from the end of the first six months following the Closing Date to the end of the first 12 months following the Closing Date, and (b) thereafter, monthly in arrears, on or before the 20th business day after the end of each month. Buyer shall furnish to Castle, together with each Royalty Payment, documentation verifying the number of barrels of Caroline condensate delivered by Shell during the month for which payment is made. Late payments shall bear simple interest at a rate equal to the lesser of (i) the one-year LIBOR rate of interest in effect from time to time plus 4% and (ii) the maximum rate allowed by law, for the period from the due date to and until the date of payment. For the purpose of verifying the Royalty Rate and the Buyer's calculations of Royalty Payments, Castle shall have the right, upon reasonable notice to Buyer and during Buyer's normal business hours, to have its representatives audit Buyer's records with respect to the Shell Contract and such deliveries.

IV. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers jointly and severally represent and warrant to Buyer as follows, subject to and qualified by any fact or facts disclosed in this Purchase Agreement or the Schedules hereto (it being understood that representations relating specifically to Castle do not relate to any other Castle Entity):

         Section 4.1 Organization and Good Standing. Each Castle Entity is a corporation or limited partnership duly organized, validly existing, and, to the extent applicable in the case of partnerships, in good standing under the Laws of the state of its incorporation or organization, with all requisite corporate or partnership power and authority to own, operate, and lease its properties and to carry on its business as now being conducted. Each of the Castle Subsidiaries is qualified or otherwise authorized to transact business, and is in good standing, as a foreign corporation or limited partnership in the respective jurisdictions set forth in Schedule 4.1 attached hereto. Except for the Partnerships and the Acquired Subsidiary and as set forth in Schedule 4.1, the Castle Subsidiaries do not directly or indirectly own any interest in any Subsidiary or any other Person. Castle shall make available to Buyer, prior to the Closing, true, correct, and complete copies of the Articles or Certificate of Incorporation, bylaws, and minute books of each Acquired Corporation.

         Section 4.2 Authorization; Enforceability. Each Seller has the requisite corporate or partnership power and authority to enter into and consummate the Transactions. The execution and delivery of this Purchase Agreement and the consummation of the Transactions have been duly approved and authorized by the Board of Directors and (except with respect to Castle) sole stockholder of each Seller which is a corporation and by the partners of each Partnership. Except for the approval of this Purchase Agreement by the stockholders of Castle entitled to vote thereon, no other corporate or partnership proceedings on the part of any Seller will be necessary to authorize this Purchase Agreement and the Transactions. At the Closing, this Purchase Agreement will have been duly authorized by each Seller. This Purchase Agreement has been duly executed and delivered by each Seller and, assuming this Purchase Agreement is a legal, valid, and binding obligation of Buyer, constitutes a legal, valid, and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

         Section 4.3 Consents and Approvals. Listed on Schedule 4.3 hereof are all of the Required Filings and Approvals of Castle in connection with the execution and delivery of this Purchase Agreement and the consummation of the Transactions. At the Closing, all such Required Filings and Approvals of Castle will be obtained, except any listed on a schedule to be delivered by Sellers pursuant to Section 12.2(g).

         Section 4.4 No Violation. The execution, delivery, and performance of this Purchase Agreement by the Sellers and the consummation by them of the Transactions contemplated hereby will not (a) violate any provision of the charter or by-laws or similar organizational documents of any of the Castle Entities or (b) subject to obtaining the consents set forth on Schedule 4.4, violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Shares or the Purchased Assets under any of the terms of any Contract to which Castle is a party.

         Section 4.5 Acquired Corporations. The authorized capital stock of each Acquired Corporation and the number of Shares of each class of such stock that is issued and outstanding are set forth on Schedule 4.5 hereof. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record as set forth in Schedule 4.5, and are beneficially owned by Castle. There are no other shares of the capital stock of any Acquired Corporation authorized, issued, or outstanding or reserved for issuance, no outstanding preemptive rights or subscription rights with respect to any such shares, and no outstanding options, warrants, rights, voting trusts, convertible securities, or other agreements or commitments with respect to any such shares, except as provided on Schedule 4.5 attached hereto. At the Closing, good and valid title to the Shares will pass to Buyer, free and clear of all Liens except as provided in Section 2.1 hereof. The Acquired Corporations have or at the Closing will have good and valid title to the Assets held by them, free and clear of all Liens except Permitted Liens and Liens disclosed on
Schedule 4.5 attached hereto

         Section 4.6 Purchased Assets. The Asset Sellers have good and valid title to the Purchased Assets and at the Closing the Asset Sellers will have full power and authority to transfer the Purchased Assets to Buyer. At the Closing, good and valid title to the Purchased Assets will pass to Buyer, free and clear of all Liens except as provided in the last sentence of Section 2.2(a) hereof. Neither Castle nor any of its Subsidiaries other than the Castle Subsidiaries owns, leases, or licenses any material assets used in the conduct of the business of the Refinery, except the insurance policies listed on
Schedule 4.11.

         Section 4.7 Compliance With Laws. (a) Castle has obtained all Licenses required to be obtained by Castle for the conduct of the business of the Castle Subsidiaries as presently conducted, except where the failure to have obtained any such Licenses would not be reasonably likely to have a material adverse effect on the financial condition, operating results, assets, properties, or business of the Castle Subsidiaries taken as a whole. To the Knowledge of the Sellers, all such Licenses are in full force and effect, except to the extent failure to be in effect would not be reasonably likely to have a material adverse effect on the financial condition, operating results, assets, properties, or business of the Castle Subsidiaries taken as a whole.

                  (b) Castle has complied with and is in compliance with all, and has not received any written notice of any claimed violation of any, Laws applicable to the business of the Castle Subsidiaries, including but not limited to Environmental Laws, except where the failure to comply with, or the violation of, any such Laws including, but not limited to Environmental Laws, would not be reasonably likely to have a material adverse effect on the financial condition, operating results, assets, properties, or business of the Castle Subsidiaries taken as a whole.

         Section 4.8 Employee Relations and Employee Benefit Plans; ERISA. (a) Not more than 30 days after execution of this Purchase Agreement, Castle will furnish Buyer with a complete and accurate list of the employees of the Asset Sellers as of the date hereof (the "Employees") and their present respective salaries or wage rates. Not later than 30 days after receipt of the list, Buyer shall designate to Castle in writing the names of the Employees to whom Buyer will offer employment as of the Closing Date. To the extent that any of the Employees are or become entitled to severance payments under any severance pay plan or program maintained by Castle or any of the Asset Sellers, under any Law, or otherwise, Buyer shall be responsible for paying either Castle or any of the Asset Sellers, as applicable, for such amounts not more than five business days after a request for reimbursement is made; provided, that Buyer shall not be responsible for any severance payments (i) to any officer of Castle or (ii) to any Employee under any Contract with Castle or its Subsidiaries (including, without limitation, the Castle Subsidiaries).

         (b) To the Knowledge of Sellers, (i) none of the Castle Subsidiaries has entered into any collective bargaining agreement, (ii) there is no labor strike, dispute, slowdown, or work stoppage or lockout pending or threatened against or affecting any of the Castle Subsidiaries, (iii) no union organizational campaign is in progress with respect to the employees of any of the Castle Subsidiaries, and (iv) there is no unfair labor practice, charge, or complaint pending or threatened before the National Labor Relations Board against any of the Castle Subsidiaries and no charges with respect to or relating to any of the Castle Subsidiaries are pending before the Equal Employment Opportunity Commission. None of the Castle Subsidiaries has incurred any liability, under the Worker Adjustment and Retraining Notification Act or similar state Law, which remains unpaid or unsatisfied. No Castle Subsidiary has laid off more than 33% of its employees at any single site of employment in any 90-day period during the last 12 months.

                  (c)      To the Knowledge of Sellers:

                  (i) Schedule 4.8 attached hereto contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA, and each other employee benefit plan, welfare plan, program, agreement, policy, or arrangement, including, without limitation, severance pay, salary continuation for disability and consulting or other compensation agreements, sponsored, maintained, or contributed to or required to be contributed to by any of the Asset Sellers within six years prior to the Closing Date (the "Indian Benefit Plans").

                  (ii) With respect to each Indian Benefit Plan, Castle has delivered to CORE a true, correct, and complete copy of: (A) each writing constituting a part of such Indian Benefit Plan, including, without limitation, all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the three most recent annual financial reports, if any; and (E) the most recent determination letter from the IRS, if any. The Annual Reports (Form 5500 Series) with respect to each Indian Benefit Plan have been properly filed, including the payment in full of any late fees, interest, and penalties, if and to the extent applicable. Except as specifically provided in the foregoing documents delivered to CORE, there are no amendments to any Indian Benefit Plan that have been adopted or approved nor have the Asset Sellers undertaken to make any such amendments, provided that amendments to each Indian Benefit Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans") will be adopted prior to the end of the applicable remedial amendment period under Section 401(b) of the Code.

                  (iii) Schedule 4.8 identifies each Qualified Plan. None of the Qualified Plans has been issued a favorable determination letter as to the qualified status of such Qualified Plan either initially or with respect to the amendments required by the Tax Reform Act of 1986 and subsequent tax law changes, except that each Qualified Plan remains within the applicable remedial amendment period under Section 401(b) of the Code for the adoption of such amendments and for obtaining favorable determination letters with respect to such amendments, as extended in accordance with IRS Announcement 94-136.

                  (iv) All contributions required to be made to any Indian Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Indian Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the appropriate Asset Seller.

                  (v) The Asset Sellers have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code, and all Laws applicable to the Indian Benefit Plans, except to the extent of amendments to the Qualified Plans which can be adopted during the remedial amendment period. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to an Indian Benefit Plan or the imposition of any Lien on the assets of any of the Castle Subsidiaries or any of their ERISA Affiliates under ERISA or the Code.

                  (vi) Schedule 4.8 sets forth each Indian Benefit Plan (other than a multiemployer plan) that is subject to Title IV of ERISA (a "Title IV Plan"). Except as set forth on Schedule 4.8, no accumulated funding deficiency or unpaid required installments within the meaning of Section 412 of the Code exists, nor has there been issued a waiver or variance of the minimum funding standards imposed by the Code with respect to any Title IV Plan, nor has any Lien been created under Section 302(f) of ERISA or security been required under
Section 307 of ERISA, nor are any excise taxes due or hereafter to become due under Section 4971 or 4972 of the Code with respect to the funding of any such plan for any plan year or other fiscal period ending on or before the Closing Date. With respect to each Title IV Plan, (A) there has not occurred any reportable event within the meaning of Section 4043(b) of ERISA or the regulations thereunder, and (B) there exists no ground upon which the PBGC would reasonably be expected to demand termination of any Title IV Plan or appointment of itself or its nominee as trustee thereunder. The PBGC has not instituted or threatened in writing a proceeding to terminate any Title IV Plan. All PBGC premiums due on or before the Closing Date with respect to any Title IV Plan have been paid in full, including late fees, interest, and penalties, if and to the extent applicable. Copies of the actuarial report for the 1993 plan year and an update thereto as of September 30, 1994 for each Title IV Plan and of a report which accurately projects the funded status and contribution requirements for each Title IV Plan as of the Closing Date have been delivered to CORE. There has been no material adverse change in the assets, liabilities, or financial position of each Title IV Plan since the date of the most recent actuarial report. None of the Sellers' purposes of engaging in the transactions contemplated hereby is for the evasion of Liability under Title IV of ERISA.

                  (vii) Each Multiemployer Plan to which the Castle Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute or has contributed or been obligated to contribute at any time within six years prior to the Closing Date, if any, is set forth on Schedule 4.8. With respect to any Multiemployer Plans, neither the Castle Subsidiaries nor any ERISA Affiliate has withdrawn from any such plan in a partial or complete withdrawal, nor has any of them incurred any withdrawal Liability.

                  (viii) There does not now exist, nor do any circumstances exist that could result in any Liability under, (A) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (B) Title IV of ERISA, Section 302 of ERISA, or Sections 412 and 4971 of the Code, or (C) corresponding or similar provisions of foreign Laws that would be a Liability of any of the Asset Sellers following the Closing Date. Without limiting the generality of the foregoing, none of the Asset Sellers has engaged in any transaction described in Section 4069, 4204, or 4212 of ERISA.

                  (ix) None of the Asset Sellers has any Liability for life, health, medical, or other welfare benefits to former employees or beneficiaries of dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and such health continuation coverage is at no expense to any Castle Subsidiary or ERISA Affiliate.

                    (x) There are no pending actions, claims, litigations, or arbitrations which have been asserted in writing or instituted (other than in respect of benefits due in the ordinary course) against the assets of any of the Indian Benefit Plans or against the Asset Sellers or any fiduciary of the Indian Benefit Plans to the Indian Benefit Plans.

                  (xi) The Liabilities for all benefits provided pursuant to all Indian Benefit Plans have been fully and adequately provided for on the books of account of the Asset Sellers in accordance with GAAP.

         Section 4.9 Financial Condition. Castle has delivered to CORE (a) the audited consolidated balance sheet as of September 30, 1994 (the "Balance Sheet Date") of Castle and its Subsidiaries (the "Balance Sheet") and the audited consolidated statement of income, consolidated statement of retained earnings, and consolidated statement of cash flows of Castle and its Subsidiaries for the year then ended, (b) the audited balance sheet as of the Balance Sheet Date of IRLP and the audited statement of income, statement of retained earnings, and statement of cash flows of IRLP for the year then ended, (c) the unaudited consolidated balance sheet as of March 31, 1995 of Castle and its Subsidiaries and the unaudited consolidated statement of income, consolidated statement of retained earnings, and consolidated statement of cash flows of Castle and its Subsidiaries for the period then ended, and (d) the unaudited balance sheet as of March 31, 1995 of IRLP and the unaudited statement of income, statement of retained earnings, and statement of cash flows of IRLP for the period then ended. To the Knowledge of Sellers, each such balance sheet presents fairly the financial condition, assets, liabilities, and stockholders' equity or partnership capital of the respective entities as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the respective entities for the period indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. To the Knowledge of Sellers, the financial statements referred to in this Section 4.9 have been prepared in accordance with GAAP (except, in the case of the unaudited statements, for the omission of footnote disclosures and other information, and except that the unaudited statements of IRLP represent a "trial balance" only) and the books and records of Castle and its Subsidiaries. To the knowledge of Sellers, the Castle Subsidiaries have no material capital lease obligations (other than leases for copiers, vehicles, and similar equipment which may have been capitalized) and no material long-term liabilities for the deferred purchase price of any assets (other than a license fee for the Penex process).

         Section 4.10 Taxes. (a) Each of the Acquired Corporations is a member of an affiliated group of corporations within the meaning of section 1504 of the Code (the "Consolidated Group"), and Castle is the common parent of the Consolidated Group.

                  (b) Each of the Acquired Corporations has joined in the filing of consolidated Federal income Tax Returns by the Consolidated Group, and each of the Acquired Corporations will continue to be included as members of the Consolidated Group for Federal income tax purposes up to and including the Closing Date, including for purposes of filing the consolidated Federal income Tax Return of the Consolidated Group for the tax year which includes the Closing Date.

                  (c) The Consolidated Group has filed all material Tax Returns that it was required to file, and each of the Castle Subsidiaries and any combined, consolidated, or unitary group of which any of the Castle Subsidiaries is or has at any time been a member (any such group being a "Relevant Group") has filed all material Tax Returns that it was required to file prior to the Closing Date. All such Tax Returns were correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been paid. Neither the Consolidated Group, any Relevant Group, nor any of the Castle Subsidiaries is a party to any agreement extending the time within which to file any Tax Return, except with respect to certain Tax Returns that were due on December 15, 1994 because Castle's request for a change in tax year has been granted. No closing agreement pursuant to Section 7121 of the Code or compromise pursuant to
Section 7122 of the Code (or any predecessor provisions) or any similar provision of any state or local law has been entered into by or with respect to any Acquired Corporation. No claim has ever been made by any authority in a jurisdiction in which any of the Castle Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (d) Each of the Castle Subsidiaries has withheld and paid all material Taxes required to be withheld and paid prior to the Closing Date.

                  (e) There is no dispute or claim concerning any material liability for Taxes of any of the Castle Subsidiaries or any Relevant Group currently pending.

                  (f) No Tax Returns of any of the Castle Subsidiaries or of any Relevant Group or Consolidated Group for any taxable year beginning on or after January 1, 1991 have been audited except as set forth on Schedule 4.10.

                  (g) None of the Castle Subsidiaries, any Relevant Group or the Consolidated Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (h) No Castle Subsidiary has any material liability for Taxes of any person as transferee, by contract or otherwise.

                  (i) No Acquired Corporation is a "consenting corporation" within the meaning of section 341(f)(1) of the Code and none of the assets of any Castle Entity is subject to any election under section 341(f) of the Code.

                  (j) No Acquired Corporation is party to any tax sharing agreement or arrangement that will survive or give rise to any liabilities or obligations on the part of such Acquired Corporation or Buyer after the Closing Date.

                  (k) None of the Castle Subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Section 280G of the Code.

                  (l) Following the Closing, none of the Purchased Assets and none of the assets of any Acquired Corporation will be an asset or property that the Buyer or any Acquired Corporation will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986. None of the Purchased Assets or the assets of any Acquired Corporation is (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (ii) used predominantly outside the United States within the meaning of Proposed Treasury Regulation Section 1.168-2(g)(5), or (iii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

         Section 4.11 Insurance. To the Knowledge of Sellers, listed on Schedule
4.11 are all insurance policies relating to the Assets of the Acquired Corporations or the Asset Sellers. To the Knowledge of Sellers, each such insurance policy is, as of the date of this Purchase Agreement, in full force and effect and, unless terminated prior to Closing, will be in effect to the Closing Date.

         Section 4.12 No Broker. The Castle Entities have not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on their behalf, directly or indirectly, as a broker or finder in connection with the Transactions, except Lazard Freres & Co. Castle shall be responsible for and agrees to indemnify Buyer from and against any fees or commissions payable to Lazard Freres & Co. in connection with the Transactions.

         Section 4.13 No Undisclosed Liabilities. To the Knowledge of Sellers, as of the Balance Sheet Date, Castle and its Subsidiaries had no material liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) of a type normally reflected on a balance sheet prepared in accordance with GAAP which is not shown on the Balance Sheet or the notes thereto or disclosed in a Schedule hereto or elsewhere herein or in any document referred to in a Schedule hereto.

         Section 4.14 Proxy Statement. The information contained in the Proxy Statement and any other proxy materials related thereto does not and will not, at any time prior to or on the date the stockholders of Castle approve the Transactions, (a) contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, that no representation is made by the Sellers with respect to any information contained in the Proxy Statement concerning Buyer or the Financing or supplied by Buyer or any of the Persons listed on Schedule 5 in writing or expressly for use in the Proxy Statement or such other materials.


V. REPRESENTATIONS AND WARRANTIES OF THE CORE OBLIGORS

         The CORE Obligors jointly and severally represent and warrant to the Sellers as follows:

         Section 5.1 Organization and Good Standing. CORE is and each other CORE Obligor will be a corporation, partnership, or other business entity duly organized, validly existing, and, to the extent applicable, in good standing under the laws of its state of organization, and is and will be, respectively, duly qualified and in good standing in each jurisdiction in which the ownership of its Assets or the conduct of its business makes such qualification necessary.

         Section 5.2 Authorization; Enforceability. CORE has the requisite corporate power and authority to enter into this Purchase Agreement and to consummate the Transactions. The Buyer will have the requisite corporate, partnership, or other similar power and authority to assume CORE's obligation under this Purchase Agreement and to consummate the Transactions. The Issuer will have the requisite corporate, partnership, or other similar power and authority to issue the Notes. Each CORE Obligor will have the requisite corporate, partnership, or other similar power and authority to enter into the CORE Obligor Agreement. The execution and delivery of this Purchase Agreement and the Notes and the consummation of the Transactions have been duly approved and authorized by the Board of Directors and the stockholders entitled to vote thereon of each CORE Obligor that is a corporation and a party hereto or thereto, by the partners of each CORE Obligor that is a partnership and a party hereto or thereto, and by the appropriate governing bodies of each CORE Obligor that is any other type of business entity and a party hereto or thereto. No other corporate, partnership, or other similar proceedings on the part of any CORE Obligor are necessary to authorize this Purchase Agreement, the Notes, or the Transactions. This Purchase Agreement and the Transactions have been duly authorized by CORE. This Purchase Agreement has been duly executed and delivered by CORE, and at the Closing the Notes will have been duly executed and delivered by the Issuer. Assuming this Purchase Agreement is a legal, valid, and binding obligation of the Sellers, this Purchase Agreement constitutes legal, valid, and binding obligation of CORE (and, upon any assignment in accordance with Section 15.4, will constitute a legal, valid, and binding obligation of Buyer), enforceable against CORE (or Buyer) in accordance with its terms, the Notes will constitute a legal, valid, and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, and each CORE Obligor Agreement will constitute a legal, valid, and binding obligation of the CORE Obligor party thereto, enforceable against such CORE Obligor in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar Laws now or hereafter in effect affecting the enforceability of creditor's rights or by general principles of equity.

         Section 5.3 Consents and Approvals. Listed on Schedule 5.3 are all of the Required Filings and Approvals of Buyer in connection with the execution and delivery of this Purchase Agreement and the Notes and the consummation of the Transactions. At the Closing, all such Required Filings and Approvals of Buyer will be obtained, except any listed on a schedule to be delivered by Buyer pursuant to Section 12.3(e).

         Section 5.4 No Violation. The execution, delivery, and performance of this Purchase Agreement, the Notes, and the CORE Obligor Agreements by the CORE Obligors and the consummation by them of the Transactions will not (a) violate any provision of the charter or the by-laws of any CORE Obligor or (b) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, result in the termination of or accelerate the performance required by, result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Assets of any CORE Obligor under any of the terms of any Contract to which any CORE Obligor is a party or to which it or any of its Assets may be subject.

         Section 5.5 No Broker. As of the date hereof, CORE has not engaged or authorized any broker, investment banking firm, finder, agent, or other Person to act on its or any CORE Obligor's behalf, directly or indirectly, as a broker or finder in connection with the Transactions. Buyer shall be responsible for and agrees to indemnify Sellers from and against any fees or commissions payable to any person claiming to have acted on behalf of or under any agreement with any CORE Obligor in connection with the Transactions.

         Section 5.6 Subsequent Sale. The CORE Obligors have no present intention to sell or cause to be sold any material part of the Shares, the Assets of the Acquired Corporations, or the Purchased Assets and has received no offers or proposals regarding any such sale. The Sellers recognize that after the Closing circumstances may change and the CORE Obligors will deal with such Assets in its economic self-interest as it sees fit under the circumstances, which could include a sale of some or all such Assets.

         Section 5.7 Proxy Statement Information. The information supplied by the CORE Obligors to Castle pursuant to Section 8.5 does not and will not at any time prior to or on the date the stockholders of Castle approve the Transactions
(a) contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make the statements therein not false or misleading.

VI. TAX MATTERS

         Section 6.1 Access to Information. (a) Castle will make available to Buyer any information relating to the Acquired Corporations which has been included in the consolidated Federal income Tax Returns filed by the Consolidated Group for the taxable years up to and including the Closing Date that is relevant for purposes of determining the tax liabilities and attributes of the Acquired Corporations. Sellers will make available to Buyer such other information concerning Taxes as may reasonably be requested by Buyer.

          (b) Following the Closing, Buyer agrees to make available to Castle any information relating to the Acquired Corporations (including, but not limited to, their books and records and work papers for all periods in which the Acquired Corporations have been included as members in the Consolidated Group for purposes of filing consolidated Federal income Tax Returns) that is relevant for purposes of determining the tax liability of the Consolidated Group for all periods up to and including the Closing Date, as is reasonably necessary for the preparation of any Tax Return, and for purposes of dealing with any examination by or controversy with the IRS or any other taxing authority.

         Section 6.2 Tax Indemnification. The Sellers shall jointly and severally indemnify and hold the Buyer Indemnities harmless from (a) all Liability for Taxes of any Castle Subsidiary, the Consolidated Group, or any Relevant Group, and (b) all Liability for Taxes for which any Castle Subsidiary, the Consolidated Group, or any Relevant Group may be liable as withholding agent or transferee, by contract, or otherwise, including in each case any related Damages; provided, however, that, except in the case of Liability for Federal or state income taxes of the Consolidated Group or any Relevant Group for the taxable year of the Consolidated Group or such Relevant Group which includes the Closing Date, such indemnity shall include only Taxes with respect to periods ending on or prior to the Closing Date and the portion through and including the Closing Date of any taxable period that includes, but does not end on, the Closing Date (determined by means of a closing of the books and records of each of the Acquired Corporations as of the close of business on the Closing Date); provided, further, that such indemnity shall not include Liability for Taxes included as current liabilities for purposes of the calculation of the Net Working Capital Amount to the extent of the amount of such Taxes so included for purposes of such calculation.

         Section 6.3 Transfer Taxes. Buyer on the one hand and Sellers on the other shall each pay one half of any sales, use, value added, excise and other transfer or similar Taxes imposed on the transfer of the Purchased Assets and the Acquired Shares hereunder, including without limitation the following Taxes relating to the transfer of the real property included in the Purchased Assets:
(a) the Illinois state transfer tax of $.50 per $500 paid for real property located in Illinois, (b) the Lawrence County transfer tax of $.25 per $500 paid for real property located in Lawrence County, and (c) the Indiana State Corporate Gross Income Tax of 1.2% of the consideration paid for real property located in Indiana. The consideration paid for such real property shall be determined in accordance with Section 3.2. The Buyer or the Sellers, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to comply with any reporting, notification, or filing requirements relating to, or to perfect any exemption from, any transfer, documentary, sales, excise or use tax, or other similar taxes.

         Section 6.4 Post-Closing Audits and Other Proceedings. (a) Castle and Buyer agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date or any period within which the Closing Date occurs. Castle and Buyer shall cooperate with each other in the conduct of any audit or other proceeding involving any of the Acquired Corporations for such periods and each may participate at its own expense, provided that Castle shall have the right to control the conduct of any such audit or proceeding for which Castle (i) agrees that any resulting Tax is covered by the indemnity provided in Section 6.2 and (ii) demonstrates to Buyer its ability to make such indemnity payment. Notwithstanding the foregoing, neither party may settle or otherwise resolve any such claim, suit, or proceeding without the consent of the other party, such consent not to be unreasonably withheld; provided, however, that Buyer shall not be required to contest any proposed adjustment to, or claim for, any Tax if Buyer waives its right to any indemnity in respect to such Tax hereunder. Buyer shall promptly pay over to Castle any Tax refund received by any of the Acquired Corporations (or by Buyer or any of its Affiliates with respect to any of the Acquired Corporations) relating to any period ending on or prior to the Closing.

                  (b) Castle shall be responsible for the preparation and filing of all state income Tax Returns for the Acquired Corporations for short taxable periods ending on the Closing Date in states, including California, Illinois, and Pennsylvania, the income tax of which require income Tax Returns for such short taxable periods.

         Section 6.5 Certain Consolidated Return Matters. (a) Any tax sharing agreement or arrangement between Castle and any of the Acquired Corporations shall be terminated as of the Closing Date, and shall have no further effect for any taxable year.

                  (b) Castle shall include the income or loss of the Acquired Corporations for periods through the Closing Date in the consolidated Federal income Tax Return filed by the Consolidated Group for the period including the Closing Date. Castle shall prepare books and working papers (including a closing of the books) which will clearly demonstrate the income and activities of the Acquired Corporations for the period ending on the Closing Date.

VII.     COVENANTS OF SELLERS

         The Sellers hereby jointly and severally covenant and agree with the Buyer as follows:

         Section 7.1 Access to Information. From and after the date of this Purchase Agreement and until the Closing Date or termination of this Agreement, Buyer and its authorized representatives shall upon reasonable notice have access during normal business hours to (a) all properties, books, records, Contracts, and documents of Castle relating to any of the Castle Subsidiaries, including without limitation all such consolidating financial statements and financial statements of the Castle Subsidiaries as are prepared in the normal course of the preparation of the audited financial statements described in
Section 4.9, and Castle shall furnish or cause to be furnished to Buyer and its authorized representatives information with respect to the affairs and business of the Castle Subsidiaries as Buyer may reasonably request, and (b) counsel, representatives, accountants and auditors of Castle and the Castle Subsidiaries.

         Section 7.2 Actions Prior to Closing Date. From and after the date of this Purchase Agreement and until the Closing Date or termination of this Agreement, except as provided in Section 7.5:

                  (a) Castle shall not undertake or institute any action other than in the ordinary course of business of the Castle Subsidiaries which could reasonably be expected to have a material adverse effect on the assets, properties, financial condition, or operating results of the Castle Subsidiaries taken as a whole.

                  (b) Castle shall use its commercially reasonable efforts to use the available cash flow generated by the Castle Subsidiaries to fund such Capital Expenditures which are reasonably necessary in the conduct of the businesses of the Castle Subsidiaries, provided, however, that such Capital Expenditures shall not exceed $2 million in the aggregate.

                  (c) The Sellers shall not, except from one Castle Subsidiary to another, (i) sell, pledge, convey, transfer, lease or encumber any of the Shares or partnership interests in the Partnerships or, except in the ordinary course of business, the Purchased Assets or (ii) sell or permit any Castle Subsidiary to issue or sell any shares of capital stock or other equity interests of any Castle Subsidiary or any securities convertible or exchangeable for, or options, warrants, commitments, or rights of any kind to acquire, any such shares of capital stock or other equity interests, except upon exercise of the option to purchase preferred stock of IOC issued in connection with the Interim Financing.

                  (d) Castle shall promptly notify Buyer of any material lawsuits, claims, proceedings, or investigations of which Sellers have Knowledge that may be threatened, brought, asserted, or commenced against or involving any of the Castle Subsidiaries, the Purchased Assets, or the Transactions.

                  (e) Castle shall not (except for cause) terminate the employment of Sudhaus nor materially modify his duties and responsibilities as President and Chief Operating Officer of Castle, Chairman and Chief Executive Officer of Indian Refining & Marketing Inc., and Chairman, President, and Chief Executive Officer of IOC.

                  (f) The Asset Sellers shall not, and the Sellers shall not permit any of the Acquired Corporations to: (i) make any material loans or advances to any other person or enter into any agreement or instrument relating to the borrowing of money or extension of credit (including obligations with respect to capital leases), except in the ordinary course of business consistent with past practice; or (ii) assume, guarantee, endorse, or otherwise become liable or responsible for the obligations of any other person (whether directly, contingently, or otherwise), except in the ordinary course of business consistent with past practice.

                  (g) The Asset Sellers shall not, and the Sellers shall not permit any of the Acquired Corporations to: (i) increase or agree to increase the compensation payable to any of the directors, officers, or employees of the Castle Subsidiaries, except in the ordinary course of business consistent with past practices or pursuant to the terms of agreements or plans as currently in effect; or (ii) enter into or adopt any pension, profit-sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation rights, or severance pay plan, or any employment or consulting agreement, with or for the benefit of any director, officer, or employee of the Castle Subsidiaries, whether past or present, or amend or terminate any of such plans or any of such agreements in existence on the date hereof, except in the ordinary course of business consistent with past practice.

                  (h) The Asset Sellers shall not, and the Sellers shall not permit any of the Acquired Corporations to, enter into any agreements, commitments, or contracts which, individually or in the aggregate, are material to the Castle Subsidiaries (except (i) in the ordinary course of business consistent with past practice or (ii) that are cancelable no later than 30 days after notice by either party, without penalty or premium), or modify, amend, terminate, or cancel any existing material contract, except in the ordinary course of business consistent with past practice.

                  (i) The Asset Sellers shall not, and the Sellers shall not permit any Acquired Corporation to, declare, set aside, or pay to any such stockholder any dividend or other distribution in respect of its capital stock.

                  (j) The Asset Sellers shall not, and the Sellers shall not permit any Acquired Corporation to, enter into or agree to enter into any transaction with or for the benefit of any Affiliate, other than in the ordinary course of business consistent with past practices.

                  (k) The Asset Sellers shall not, and shall not permit any Acquired Corporation to, voluntarily make any change in any of its methods of accounting or in any of its accounting principles or practices.

                  (l) The Sellers shall cause the Castle Subsidiaries to conduct their operations and maintain their assets according to their ordinary and usual course of business consistent with past practice.

                  (m) Notwithstanding the foregoing, (i) the Sellers may take or refrain from any action described in this Section 7.2 if such action or omission is (A) otherwise contemplated by this Purchase Agreement, (B) in connection with the Interim Financing or any agreement entered into in connection with the Interim Financing, (C) taken at a time whenCastle is permitted to terminate this Agreement pursuant to Section 13.1, (D) deemed appropriate by Castle to prepare to shut down the Refinery if the Closing does not occur (provided such action or omission does not have a material adverse effect on the operations of the Refinery or the consummation of the Financing), or (E) taken with the prior written consent of Buyer, and (ii) any actions caused by any of the Persons identified on Schedule 5 without the approval of the Chairman of the Board of Castle shall not be deemed to breach this Section 7.2.

         Section 7.3 Stockholder Approval. Castle shall use its commercially reasonable efforts to comply with all applicable legal requirements in respect of such Stockholder Meeting and on or before June 5, 1995, hold the Stockholder Meeting.

         Section 7.4 Consents and Approvals. (a) The Sellers shall use their commercially reasonable efforts to obtain the Required Filings and Approvals of the Castle Entities.

                  (b) The Castle Entities shall, without directly incurring any costs or expenses (other than fees and expenses of their counsel), cooperate in good faith with Buyer in the obtaining by Buyer of the Required Filings and Approvals of the Buyer.

         Section 7.5 Ability to Shop. Buyer agrees that the Castle Entities and their Affiliates shall have the complete right and authority to, and to authorize and permit their officers, directors, employees, counsel, agents, investment bankers, accountants, or other representatives to, directly or indirectly: (a) cooperate with, or, subject to entering into a confidentiality agreement reasonably acceptable to Buyer with such Person, furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Castle Subsidiaries to, any Person in connection with any Takeover Proposal; (b) negotiate with any Person with respect to any Takeover Proposal; or (c) enter into any agreement or understanding with any Person with the intent to effect a Takeover Proposal; provided that the Castle Entities and their Affiliates shall not take, authorize, or permit any such action with respect to any Takeover Proposal from any Person listed on Schedule 7.5. The Castle Entities and their Affiliates shall not take, authorize, or permit any of their officers, directors, employees, counsel, agents, investment bankers, accountants, or other representatives to, directly or indirectly, at any time after the date hereof, initiate contact with any Person in an effort to solicit any Takeover Proposal; provided, that the Castle Entities may take or permit any such action at any time when Castle is permitted to terminate this Agreement pursuant to Section 13.1.

         Section 7.6 Confidentiality. The Sellers shall use their commercially reasonable efforts to insure that all confidential information which the Sellers, the Acquired Corporations, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of any Castle Subsidiary or Buyer or any customer or supplier of any of them shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Castle Entities, in each case without the prior written consent of Buyer; provided, however, that the restrictions of this sentence shall not apply (a) after this Purchase Agreement is terminated, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of any Castle Subsidiary, of any affiliate of any of them, or any customer or supplier of any of them, (b) to disclosure to Persons with whom Castle may discuss a Takeover Proposal, subject to entering into a confidentiality agreement with such Persons reasonably acceptable to Buyer, (c) to disclosure to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the consents which are required or desirable to consummate the transactions contemplated by this Purchase Agreement, (d) as may otherwise be required by law, (e) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, or (f) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement.

         Section 7.7 Insurance. The Sellers shall use their commercially reasonable efforts to maintain in effect insurance covering the Castle Subsidiaries, of the types and in the approximate amounts in effect at the date of this Agreement, and shall notify Buyer if Sellers receive written notice that any such policy has been cancelled or has lapsed.

         Section 7.8 Names. Promptly following the Closing, if requested by Buyer, the Sellers shall change the names of the Asset Sellers to names which do not include the word "Indian" or derivatives thereof and will cease the use of such name in connection with the business of the Sellers.

         Section 7.9 Transfer of Retirement Plans. (a) As of the Closing Date, the Asset Sellers shall take all steps necessary to cause the transfer to the Buyer of (i) all of the Asset Sellers' right, title, and interest in and to the Indian Refining Limited Partnership 401(k) Plan (the "401(k) Plan") together with the assets thereof and its related trust agreement (collectively, the "401(k) Plan and Trust") including all liabilities and account balances thereunder and (ii) all of the Asset Sellers' right, title, and interest in and to the Indian Refining Limited Partnership Defined Benefit Pension Plan (the "DB Plan") and its related trust agreement (collectively, the "DB Plan and Trust") and to substitute Buyer as the successor plan sponsor under both the 401(k) Plan and the DB Plan and their related Trusts. Moreover, if Buyer so elects following the Closing Date, Persons designated by Buyer shall be appointed to serve as successor trustees of the 401(k) Plan, the DB Plan, and their related Trusts. Absent the appointment by Buyer of successor trustees, the Asset Sellers shall have secured the consent of the present trustees of the 401(k) Plan and Trust and of the DB Plan and Trust to continue to serve in that capacity. The Asset Sellers and Buyer agree to execute after the Closing Date any additional documents necessary, in the reasonable judgment of the other, to effectuate the transfer of the 401(k) Plan, the DB Plan, and their related Trusts to the Buyer.

                  (b) As soon as practicable after the Closing Date, the Asset Sellers shall deliver to Buyer such copies of the Asset Sellers' applicable records concerning the participants in the 401(k) Plan and the DB Plan and such copies of other applicable records of Asset Sellers regarding the 401(k) Plan and DB Plan as Buyer may reasonably require and request, provided that such information is not already in the possession of Buyer.

                  (c) Asset Sellers represent that an application for a favorable determination on the qualification of the 401(k) Plan and the DB Plan under Section 401(a) of the Code shall have been submitted to the IRS by the expiration of the extension of the remedial amendment period provided in IRS Advance Announcement 94-136.

                  (d) Effective as of the Closing Date, Castle shall adopt a new
Section 401(k) plan (the "Castle Plan") for the benefit of its eligible employees who will not be transferred to Buyer (the "Castle Employees"). The Castle Plan shall contain a provision authorizing the receipt of assets transferred from another qualified plan. As soon as practicable following the Closing Date, Castle shall submit an application to the IRS for a determination that the Castle Plan is a qualified pension or profit sharing plan within the meaning of Sections 401(a) and 401(k) of the Code and shall make any and all changes which may be necessary to obtain a favorable determination from the IRS as to the qualified status of the Castle Plan. Upon the receipt of a favorable determination letter as to the qualified status of the Castle Plan, Castle shall furnish Buyer with a copy of such favorable determination letter.

         Section 7.10 Transfer of Welfare Benefit Contracts and Welfare Benefit Claims. As of the Closing Date, the Asset Sellers shall take all steps necessary to cause Buyer to be able to assume the Contracts under which all of the insured welfare benefits are provided to the Employees. The Asset Sellers shall be responsible for any valid claims for benefits arising under any insured group life, accident, medical, dental, or disability plan, or similar plan or arrangement, which are incurred, but not paid, prior to the Closing Date. For this purpose a claim for medical benefits is incurred when the covered employee first visits a health care provider with respect to the medical claim. All other welfare benefit claims are incurred when the event which gives rise to the claim occurs. Buyer shall indemnify and hold Asset Sellers harmless from and against all claims for benefits (and including all costs and expenses relating thereto, including attorney's fees) under, arising out of, or in connection with employee benefits provided by Buyer after the Closing Date.

         Section 7.11 DB Plan Funding. On or before September 15, 1995, the Asset Sellers shall cause to be paid to the DB Plan an amount which the current actuary for the DB Plan has determined to equal or exceed the amount required in order to satisfy the minimum funding requirement of Code Section 412 for the plan year of the DB Plan ending on December 31, 1994.

         Section 7.12 Intercompany Indebtedness. On or prior to the Closing Date, Castle shall contribute to capital or execute and deliver to each Acquired Corporation a release and discharge of all Liabilities of such Acquired Corporation to Castle or any Affiliate of Castle existing prior to the Closing, except as otherwise provided in Section 9.7 hereof, and each Acquired Corporation shall execute and deliver to the Sellers a release and discharge of all Liabilities of the Sellers and their Affiliates to such Acquired Corporations existing prior to the Closing, except any Liabilities arising under this Purchase Agreement.

         Section 7.13 Commercially Reasonable Efforts; Cooperation. The Sellers agree to use all commercially reasonable efforts to cause the conditions set forth in Articles IX and X to be satisfied, including, without limitation, to obtain a Fairness Opinion, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper, or advisable to consummate the Transactions; provided, however, that nothing in this Section 7.13 or otherwise shall (a) prevent the Board of Directors of Castle from taking or refraining to take any action which, with the advice of counsel, such Board of Directors believes necessary or appropriate in the discharge of its fiduciary obligations to the stockholders of Castle or (b) obligate Castle or any of its Affiliates (other than the Castle Subsidiaries) to contribute any capital to any of the Castle Subsidiaries (other than as contemplated by Section 7.12).

VIII. COVENANTS OF THE CORE OBLIGORS

         The CORE Obligors covenant and agree with the Sellers as follows:

         Section 8.1 Financing. The CORE Obligors shall use their commercially reasonable efforts to cause all conditions to the Debt Financing and release of the Escrow to be satisfied and fulfilled or effectively waived at or prior to the Closing.

         Section 8.2 Consents and Approvals. (a) The CORE Obligors shall use their commercially reasonable efforts to obtain the Required Filings and Approvals of Buyer.

                  (b) The CORE Obligors shall, without incurring any costs or expenses (other than fees and expenses of Buyer's counsel), cooperate in good faith with the Castle Entities in the obtaining by the Castle Entities of the Required Filings and Approvals of the Castle Entities.

         Section 8.3 Confidentiality. The CORE Obligors shall use their commercially reasonable efforts to insure that all confidential information which the CORE Obligors, their Affiliates, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of any Castle Subsidiary or any customer or supplier of any of them shall not be published, disclosed, or made accessible by any of them to any other Person at any time or used by any of them except pending the Closing in the business and for the benefit of the Castle Entities, in each case without the prior written consent of Castle; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing, (b) to disclosure to existing or prospective lenders or other investors or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the transactions contemplated by this Purchase Agreement, (c) as may otherwise be required by law, (d) as may be necessary or appropriate in connection with the enforcement of this Purchase Agreement, or (e) to the extent such information shall have otherwise become publicly available not in violation of the provisions of this Purchase Agreement.

         Section 8.4 Transfer of Retirement Plans. (a) Buyer agrees to adopt the 401(k) Plan and Trust, including all amendments thereto, on the Closing Date, as the 401(k) Plan and Trust exist immediately prior to such date and agrees to assume all rights, duties, and obligations thereunder. Notwithstanding anything herein contained to the contrary, Buyer shall retain the right to amend or to terminate the 401(k) Plan and Trust (as adopted and assumed by Buyer) at any time after the Closing Date, in accordance with applicable law.

                  (b) Buyer agrees to adopt the DB Plan and Trust, including all amendments thereto, on the Closing Date, as the DB Plan and Trust exist immediately prior to such date and agrees to assume all rights, duties, and obligations thereunder, including, without limitation, the Liability for all "unfunded current liability" (as defined under Section 412 of the Code) as well as all minimum funding requirements for plan years commencing on and after January 1, 1995. Notwithstanding anything herein contained to the contrary, Buyer shall retain the right to amend and to terminate the DB Plan and Trust (as adopted and assumed by Buyer) at any time after the Closing Date, in accordance with applicable law.

                  (c) Buyer shall be responsible for satisfying any and all governmental reporting and disclosure requirements applicable to the 401(k) Plan and the DB Plan with respect to plan years ending on and after December 31, 1994. The Asset Sellers shall furnish promptly to Buyer any information or data related to periods prior to the Closing Date which may be necessary to Buyer in order to satisfy such governmental reporting and disclosure requirements in a timely manner.

                  (d) Within the remedial amendment period for submitting such plans to the IRS for favorable determination letters, Buyer shall also submit an application to the IRS for a determination that its 401(k) Plan is a qualified pension or profit sharing plan within the meaning of Sections 401(a) and 401(k) of the Code and shall make any and all changes which may be necessary to obtain a favorable determination from the IRS as to the qualified status of its 401(k) Plan. Upon the receipt of a favorable determination letter as to the qualified status of the 401(k) plan, Buyer shall furnish Castle a copy of such favorable determination letter.

                  (e) When both Buyer and Castle have received favorable IRS determination letters with respect to their respective Section 401(k) plans, Buyer shall cause the entire account balance of each of the Castle Employees in the Buyer's 401(k) Plan to be transferred to the trustee of the Castle Plan and to be credited to that Castle Employee's account under the Castle Plan. In connection with such transfer, Castle and Buyer shall execute all documents and make all filings necessary or appropriate in order to satisfy the requirements of applicable Law.

         Section 8.5 Proxy Statement Information. The CORE Obligors shall furnish or cause to be furnished for inclusion in any supplement or amendment to the Proxy Statement such information about the CORE Obligors as may be required or as may be reasonably requested by Castle after consultation with counsel, and shall continue to furnish or cause to be furnished such information until the Stockholder Meeting.

         Section 8.6 Commercially Reasonable Efforts; Cooperation. The CORE Obligors agree to use all commercially reasonable efforts to cause the conditions set forth in Articles IX and X to be satisfied, and to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate fully with the other parties in doing, all things necessary, proper or advisable to consummate the Transactions.

         Section 8.7 Shell Contract. Until Buyer has paid to Castle the maximum Royalty Payments to which Castle may be entitled under Section 3.3, the CORE Obligors shall not waive any rights under or amend or terminate the Shell Contract in any manner which could adversely affect the Royalty Payments without the consent of Castle, except as permitted pursuant to Section 15.13 and except that the CORE Obligors may take any such action if (a) Buyer agrees with Castle in writing to pay to Castle the Non-Adjusted Royalty Payments at the time and in the amounts it would have paid if such waiver, amendment, or termination had not been made and (b) the CORE Obligors pay to Castle, as a prepayment of the Non-Adjusted Royalty Payments, any cash or cash equivalents received from Shell in connection with such waiver, amendment, or termination. For purposes of the foregoing, Non-Adjusted Royalty Payments shall be pre-paid at their present value as of the date of payment based on a discount rate of 8%, and prepayments shall be applied to the latest payments which would otherwise have been made.

         Section 8.8 CORE Subsidiaries. CORE shall not create, acquire, or maintain any Subsidiary unless such Subsidiary executes and delivers to the Sellers an agreement substantially in the form attached hereto as Exhibit 8.8 (the "CORE Obligor Agreement") to be jointly and severally liable with the other CORE Obligors for Buyer's and the CORE Obligors' obligations under this Purchase Agreement and, if such Subsidiary guarantees the first mortgage notes included in the Debt Financing, to guarantee the Issuer's obligations under the Notes.

         Section 8.9 Waivers, Releases, and Resignations. Following the Closing, the CORE Obligors shall not employ any individual who at the Closing Date is an employee, officer, or director of Castle or its Affiliates unless such person agrees to (a) waive and release or repay any payments which may be or become due to such individual as a result of this Purchase Agreement or the consummation of the Transactions, other than payments or rights under stock options and stock appreciation rights agreements and (b) resign as an officer and director of Castle and its Affiliates.

IX.      CONDITIONS TO OBLIGATIONS OF BUYER

         The obligations of Buyer to purchase the Acquired Shares and Purchased Assets at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions, unless waived in writing by Buyer.

         Section 9.1 Truth of Representations and Warranties. The representations and warranties made by the Sellers in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

         Section 9.2 Compliance with Covenants. The Sellers shall have performed and complied in all material respects with all of their covenants and obligations under this Purchase Agreement which are to be performed or complied with by them prior to or at the Closing.

         Section 9.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person against the CORE Obligors, the Sellers, or any of their officers, directors, or Affiliates seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued, or promulgated which has the effect of modifying in any material respect or restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

         Section 9.4 Receipt of Consents and Approvals. All Required Filings and Approvals indicated on Schedule 4.3, 4.4, 5.3, or 9.4 as material Required Filings and Approvals shall have been obtained.

         Section 9.5 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the Sellers in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as Buyer may reasonably request shall have been delivered to Buyer.

         Section 9.6 Financing. All conditions to the Debt Financing and the release of the Escrow shall have been satisfied and fulfilled or waived.

         Section 9.7 Intercompany Indebtedness. Castle shall have contributed to capital or executed and delivered to each Acquired Corporation a release and discharge of all Liabilities of such Acquired Corporation to Castle or any Affiliate of Castle existing prior to the Closing, except any Liabilities arising under this Purchase Agreement or under the Compliance Cost Agreement dated April 10, 1990 between IRLP and Indian Refining Company.

         Section 9.8 Minimum Preliminary Closing Adjustment. The Preliminary Closing Adjustment shall be not less than $5.5 million.

         Section 9.9 Deliveries at Closing. All documents and instruments required to be delivered by the Sellers at the Closing shall have been delivered to Buyer as provided in Section 12.2.

         Section 9.10 No Material Adverse Change. At the Closing Date, there shall not have occurred any material adverse change in the financial condition, operating results, assets, properties, or business of the Castle Subsidiaries taken as a whole from that shown in the financial statements delivered pursuant to Section 4.9 or in the Shell Contract, other than any such material adverse change resulting from any acts of Buyer or its Affiliates or the individuals listed on Schedule 5.

         Section 9.11 Stockholder Approval. If required pursuant to the Delaware General Corporation Law, the stockholders of Castle shall have approved the Transactions.

         Section 9.12 Release of Liens. All Liens listed on Schedule 10.10 shall have been released.

         Section 9.13 Insurance. The Buyer shall have obtained insurance reasonably satisfactory to it covering risks and in amounts similar to the insurance policies listed in Schedule 4.11.

X. CONDITIONS TO OBLIGATIONS OF THE SELLERS

         The obligations of the Sellers to be performed hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived in writing by Castle.

         Section 10.1 Truth of Representations and Warranties. The representations and warranties of the CORE Obligors in this Purchase Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of such date.

         Section 10.2 Compliance with Covenants. The CORE Obligors shall have performed and complied in all material respects with all of their covenants and obligations under this Purchase Agreement which are to be performed or complied with by them prior to or at the Closing.

         Section 10.3 Absence of Suit. No action, suit, proceeding, or investigation shall have been commenced or threatened by any Person against the CORE Obligors, the Sellers, or any of their officers, directors, or Affiliate seeking to modify in any material respect, or to restrain or prevent, and no Law shall have been enacted, issued, or promulgated which has the effect of modifying in any material respect or of restraining or preventing, the Transactions or questioning the validity or legality of the Transactions.

         Section 10.4 Receipt of Consents and Approvals. All Required Filings and Approvals indicated on Schedule 4.3, 4.4, 5.3, or 9.4 as material Required Filings and Approvals shall have been obtained.

         Section 10.5 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by the CORE Obligors in connection with the Transactions shall have occurred and all certificates and other documents reasonably incident thereto as the Sellers may reasonably request shall have been delivered to the Sellers.

         Section 10.6 Financing. The Escrow shall have been released and the CORE Obligors shall have obtained the Debt Financing, and the Issuer shall have received the proceeds of the Equity Financing.

         Section 10.7 Stockholder Approval. The stockholders of Castle shall have approved the Transactions.

         Section 10.8 Intercompany Indebtedness. Each Acquired Corporation shall have executed and delivered to the Sellers a release and discharge of all Liabilities of the Sellers and their Affiliates to such Acquired Corporations existing prior to the Closing, except any Liabilities arising under this Purchase Agreement.

         Section 10.9 Fairness Opinion. Castle shall have received an opinion (a "Fairness Opinion") from Lazard Freres & Co., or such other investment banking firm as shall be acceptable to Castle in its sole discretion, in form and substance satisfactory to Castle, that as of the date of this Agreement the Purchase Price is fair to Castle and its stockholders from a financial point of view, and such opinion shall not have been rescinded.

         Section 10.10 Release of Liens and Interim Financing. All Liens listed on Schedule 10.10 shall have been released; all Liens securing the Interim Financing, other than Liens on the Purchased Assets or the Assets of the Acquired Corporations, shall have been released; and Castle and its Affiliates shall have received a full release of any obligations they may have with respect to the Interim Financing, as obligor, guarantor, or otherwise.

         Section 10.11 Minimum Preliminary Closing Adjustment. The Preliminary Closing Adjustment shall be not less than $5.5 million.

         Section 10.12 Deliveries at Closing. All documents and instruments required to be delivered by Buyer at the Closing shall have been delivered to the Sellers as provided in Section 12.3.

XI. INDEMNIFICATION

         Section 11.1 Requirement of Indemnification. (a) The Sellers shall jointly and severally indemnify and hold the Buyer Indemnities harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Buyer Indemnitee by a third party) alleged to result from, arise out, of or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Sellers contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith, (ii) any current or future Liability whatsoever of any Castle Subsidiary to any member of the MG Entities, except Liabilities relating to (A) commercial contractual relationships (other than financial contractual relationships) between a Castle Subsidiary and any member of the MG Entities (including, by way of example and not limitation, the Amended and Restated Offtake Agreement between IRLP and MG Refining and Marketing, Inc. (and related support agreement and offtake note)) or (B) contractual relationships and other matters first occurring after the Closing, (iii) any Liability whatsoever of the Sellers other than the Assumed Liabilities, whether arising prior to, on, or after the Closing Date, or (iv) any Liability of any Asset Sellers or any ERISA Affiliate related to any Indian Benefit Plan that existed prior to or at Closing, maintained by, contributed to, or obligated to be contributed to, at any time, by any Asset Sellers or any ERISA Affiliate (other than an Indian Benefit Plan which is disclosed on Schedule 4.8) and any Liability of any Asset Sellers or any ERISA Affiliate related to any Title IV Plan other than the DB Plan and Trust.

                  (b) The CORE Obligors shall jointly and severally indemnify and hold the Seller Indemnities harmless from and against any Damages suffered by them resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any Seller Indemnitee by a third party) alleged to result from, arise out, of or have been incurred with respect to (i) the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of any CORE Obligor contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith,
(ii) the Assumed Liabilities, (iii) any Environmental Claims, including without limitation any Environmental Claims alleging Liability of any Castle Entity, or
(iv) subject to Article VI and Section 9.7, any Liability whatsoever of any CORE Obligor or (except for Liabilities with respect to which the Buyer Indemnities are indemnified pursuant to Section 11.1(a)(ii)) the Acquired Corporations, whether arising prior to, on, or after the Closing Date, including without limitation, any Liability arising out of the CORE Obligors' conduct of the business of the Castle Subsidiaries on or after the Closing.

         Section 11.2 Procedures Relating to Indemnification. (a) A party (the "indemnified party") seeking indemnification under this Purchase Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim") shall notify the indemnifying party in writing of the Third Party Claim within 20 days after receipt by the indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Purchase Agreement, except to the extent the indemnifying party shall actually have been prejudiced by the failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (b) The indemnifying party shall have the right, within 30 days after being so notified, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the indemnified party. In any such proceeding the defense of which the indemnifying party shall have so assumed, the indemnified party shall have the right to participate therein and retain its own counsel at its own expense unless (i) the indemnified party and the indemnifying party shall have mutually agreed to the retention of such counsel,
(ii) the indemnified party shall have received a written opinion of counsel to the effect that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the named parties to any such proceeding (including the impleaded parties) include both the indemnifying party and the indemnified party, and representation of both parties by the same counsel would be inappropriate in the opinion of the indemnified party's counsel due to actual or potential differing interests between them; in any such case, such separate counsel may be retained by the indemnified party at the indemnifying party's expense (provided that the indemnifying party shall not be required to bear the fees and expenses of more than one counsel (plus any local counsel as may be reasonably required) for each group of similarly situated persons). To the extent that the settlement of such a Third Party Claim, the defense of which has been assumed by the indemnifying party, involves the payment of money only, the indemnifying party shall have the right, in consultation with the indemnified party, to settle those aspects dealing only with the payment of money, provided that the indemnifying party pays such money and such settlement includes a general release from the other parties to such Third Party Claim in favor of the indemnified party. In connection with any such defense or settlement, the indemnifying party shall not enter into a consent decree involving injunctive or non-monetary relief or consent to an injunction without the indemnified party's prior written consent.

                  (c) With respect to all Third Party Claims, the indemnified party shall cooperate in all reasonable respects with the indemnifying party in connection with such claims and the defense or compromise of the claims. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information reasonably relevant to the Third Party Claim, making employees available on a mutually convenient basis to provide additional information, and explanation of any material provided under this Purchase Agreement. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not, without first waiving the indemnity as to such claim, admit any liability with respect to, or settle, compromise, or discharge, the Third Party Claim, without the indemnifying party's prior written consent.

         Section 11.3 Defense of Third-Party Claim. The failure by the indemnifying party to notify the indemnified party of its election to defend any Third Party Claim within 30 days after written notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such Third Party Claim. If the indemnifying party shall not assume the defense of any such Third Party Claim, the indemnified party may defend against and, subject to obtaining the consent of the indemnifying party, which shall not be unreasonably delayed or denied, settle such Third Party Claim in such manner as it may deem appropriate.

         Section 11.4 Payment. The indemnifying party shall pay directly all Damages or shall, if the indemnified party elects to pay any Damages directly, promptly reimburse the indemnified party for any Damages paid by the indemnified party that is the subject of an indemnification given under this Article XI. The indemnifying party shall reimburse the indemnified party promptly upon demand for the amount of any judgment rendered or settlement entered into with respect to any Third Party Claim, the defense of which was not assumed by the indemnifying party, and, promptly upon demand, for all Damages paid by the indemnified party in connection with the defense against such Third Party Claim.

         Section 11.5 Limitation on Indemnification. (a) An indemnified party shall not be entitled to assert later than September 30, 1996 any right of indemnification for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty (but not the breach of any covenant or agreement) by the indemnifying party set forth herein; provided however, that (i) any claim with respect to the falsity, inaccuracy, or breach of a representation or warranty with respect to (A) title to Assets may be brought at any time or (B) Taxes may be brought at any time prior to 30 days after the expiration of the applicable statute of limitations and (ii) if there shall then be pending any claim for such indemnification hereunder which has been asserted prior to the applicable date by the indemnified party with reasonable specificity, the indemnified party shall continue to have the right to be indemnified with respect thereto.

                  (b) A Buyer Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by the Sellers unless the aggregate amount of Damages suffered by all Buyer Indemnities for all such falsities, inaccuracies, and breaches exceeds $250,000, and then the Sellers shall be responsible only for the amount of such Damages that exceeds $250,000.

                  (c) A Seller Indemnitee shall not be entitled to indemnification hereunder for any Damages suffered by it as a result of the falsity, inaccuracy, or breach of any representation or warranty by Buyer unless the aggregate amount of Damages suffered by all Seller Indemnities for all such falsities and breaches exceeds $250,000, and then Buyer shall be responsible only for the amount of such Damages that exceeds $250,000.

                  (d) The aggregate amount to which an indemnified party shall be entitled to receive as indemnification under this Article XI shall be reduced by the amount of all tax benefits or savings actually available to and utilized by such party as a result of any loss, liability, cost, expense, or damage giving rise to such indemnification.

                  (e) A Buyer Indemnitee shall not be entitled to be indemnified hereunder for (a) any Damages suffered by it as a result of the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Sellers contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith which any CORE Obligor had Knowledge of prior to the Closing or any Person listed on Schedule 5 hereto caused or (b) any Liability to the extent included as a current liability for purposes of the calculation of the Net Working Capital Amount.

                  (f) A Seller Indemnitee shall not be entitled to be indemnified hereunder for any Damages suffered by it as a result of the falsity, breach, or inaccuracy of any representation, warranty, covenant, or agreement of the Buyer contained in this Purchase Agreement or in any schedule, exhibit, document, or instrument delivered in connection herewith which Seller had Knowledge of prior to the Closing or any Person listed on Schedule 4 hereto caused.

                  (g) Except as provided in Articles III, VI, and XIII and
Section 15.2, each of the parties acknowledges and agrees that, from and after the date of this Purchase Agreement, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Purchase Agreement shall be pursuant to the indemnification provisions in this Article XI.

         Section 11.6 Bulk Transfer Laws. The CORE Obligors hereby waive compliance by the Sellers with the provisions of any applicable bulk transfer Laws of any jurisdiction in connection with the sale of the Shares and the Purchased Assets to Buyer; provided, however, that Sellers hereby agree to indemnify the CORE Obligors against and hold the CORE Obligors harmless from, at all times after the Closing Date, any and all liabilities (including reasonable legal fees) related to or arising out of the failure to comply with such bulk sales laws, in each case other than with respect to any Assumed Liabilities.

XII. CLOSING

         Section 12.1 Time and Place. The Closing of the Transactions shall take place at the offices of Duane, Morris & Heckscher, 122 East 42nd Street, New York, New York 10168 at 10:00 A.M. as promptly as practicable after the satisfaction or waiver of the conditions set forth herein, or at such other date and place as may be agreed upon by the parties (the "Closing Date").

         Section 12.2 Items to be Delivered by the Sellers. At the Closing, the Sellers shall deliver in accordance with this Purchase Agreement, among other things, the following:

                  (a) Certificates representing the Acquired Shares, duly endorsed in blank or accompanied by appropriate stock powers for transfer of all right, title, and interest in the Acquired Shares to Buyer.

                  (b) Such bills of sale and other instruments of transfer as are necessary or reasonably requested for the transfer and conveyance to Buyer of the Purchased Assets.

                  (c) A certificate, signed by an officer of each of Castle and of each other Seller which is a corporation (on behalf of such corporation and of any Partnership of which such corporation is a general partner), stating that the representations and warranties made by the Sellers in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that the Sellers have in all material respects performed and complied with all of their obligations under this Purchase Agreement which are to be performed or complied with by them prior to or on the Closing Date, and that to the Knowledge of Sellers all conditions to the obligations of Buyer to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of each Seller as of the Closing Date to each of the facts stated therein.

                  (d) A written opinion of counsel for the Sellers, dated as of the Closing Date, addressed and reasonably satisfactory to Buyer, covering the following matters:

                             (i) the corporate existence and good standing of
Castle and the corporate or partnership existence, good standing, and qualification of the Castle Subsidiaries;

                             (ii) the due authorization, execution, and delivery
by the Sellers of this Purchase Agreement and the legal, valid, and binding effect of the Sellers' obligations hereunder enforceable in accordance with the terms hereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance, and creditors' rights generally and subject to equitable principles and the discretion of a court to grant equitable remedies; and

                             (iii) the requisite corporate or partnership power
and authority of the Castle Subsidiaries to own and operate their respective businesses.

                (e) A written opinion of special counsel, dated as of the Closing Date, addressed and reasonably satisfactory to Buyer, covering the following matters:

                             (i) the capitalization of the Acquired Corporations
and the other matters referred to in Section 4.5;

                             (ii) that, subject to the receipt of the Required
Filings and Approvals, the execution and delivery of this Purchase Agreement do not, and the consummation of the Transactions contemplated hereby will not, violate any provision of the organizational documents of Castle or the Castle Subsidiaries, or any Law to which the Castle Entities are subject or bound or, to the knowledge of such counsel, result in the default or acceleration of any obligation or default under any provisions of any Contract or Order known to such counsel to which Castle or any of the Castle Subsidiaries is a party, or by which the business of the Castle Subsidiaries is bound or encumbered; and

                             (iii) to the knowledge of such counsel, without
independent investigation, the existence of all Required Filings and Approvals of the Castle Entities indicated as material Required Filings and Approvals on the Schedules hereto.

                  (f) A certified copy of the duly adopted resolutions of the Board of Directors of each Seller which is a corporation authorizing and recommending the Transactions (on behalf of such corporation and of any Partnership of which such corporation is a general partner).

                  (g) A copy of each approval, consent, assignment, contract, novation, release, or waiver, including the Required Filings and Approvals of Castle, obtained by the Sellers in connection with the Transactions, and a schedule of any Required Filings and Approvals of Castle that have not been obtained.

                  (h) The written resignations, dated the Closing Date, of each of the officers and directors of the Acquired Corporations, other than any individuals who are or are expected to become officers, directors, or stockholders of any CORE Obligor.

                  (i) A duly executed and valid certificate of non-foreign status in accordance with Section 1445 of the Code and the Treasury Regulations thereunder.

                  (j) Such other documents, instruments, or certificates as Buyer may reasonably request.

         Section 12.3 Items to be Delivered by Buyer. At the Closing, Buyer shall deliver, among other things:

                  (a) The Notes in the manner set forth in Section 3.1.

                  (b) A certificate, signed by an officer of Buyer, stating that the representations and warranties made by the CORE Obligors in this Purchase Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, that the CORE Obligors have in all material respects performed and complied with all of its obligations under this Purchase Agreement which are to be performed or complied with by it prior to or on the Closing Date, and that to the Knowledge of the CORE Obligors all conditions to the obligations of Sellers to be performed hereunder have been satisfied or waived. The delivery of such certificate shall be and constitute a representation and warranty of the CORE Obligors as of the Closing Date to each of the facts stated therein.

                  (c) A written opinion of counsel for the CORE Obligors, dated as of the Closing Date, addressed and reasonably satisfactory to the Sellers, covering the followings matters:

                             (i) the corporate or partnership existence, good
standing, and qualification of the CORE Obligors; and

                             (ii) the due authorization, execution, and delivery
by the CORE Obligors of this Purchase Agreement, the Notes, and the CORE Obligor Agreements and the legal, valid, and binding effect of the CORE Obligors' obligations hereunder and thereunder in accordance with the terms hereof and thereof, except as may be limited by Laws affecting bankruptcy, insolvency, fraudulent conveyance, and creditors' rights generally and subject to the discretion of a court to grant equitable remedies;

                  (d) A written opinion of special counsel, dated as of the Closing Date, addressed and reasonably satisfactory to the Sellers, covering the followings matters:

                             (i) that, subject to the receipt of the Required
Filings and Approvals, the execution and delivery of this Purchase Agreement, the Notes, and the CORE Obligor Agreements do not, and the consummation of the Transactions will not, violate any provision of the certificate of incorporation or bylaws of any CORE Obligor or any Law to which any CORE Obligor is known to such counsel to be subject or bound or, to the knowledge of such counsel, result in the default or acceleration of any obligation or default under any provision of any Contract known to such counsel to which any CORE Obligor is a party or by which it is bound or encumbered, including without limitation the Contracts relating to the Financing; and

                             (ii) to the knowledge of such counsel, without
independent investigation, the existence of all Required Filings and Approvals of Buyer indicated as material Required Filings and Approvals on Schedule 5.3 hereto.

                  (e) A certified copy of the duly adopted resolutions of each CORE Obligor's Board of Directors or other governing body authorizing the Transactions.

                  (f) A copy of each approval, consent, assignment, contract, novation, release, or waiver, including the Required Filings and Approvals of Buyer, obtained by the CORE Obligors in connection with the Transactions and a schedule of any Required Filings and Approvals of Buyer that have not been obtained.

                  (g) An agreement pursuant to which Buyer assumes the Assumed Liabilities.

                  (h) Such other documents, instruments, and certificates as the Sellers may reasonably request.

XIII. TERMINATION

         Section 13.1 Termination. This Purchase Agreement may be terminated and the purchase and sale of the Acquired Shares and Purchased Assets abandoned at any time prior to the Closing Date:

                  (a) by mutual consent of Castle and Buyer;

                  (b) by Buyer, if by the Termination Date any of the conditions provided in Article IX of this Purchase Agreement have not been met and have not been waived in writing by Buyer, except as a result of the willful acts or omissions of Buyer;

                  (c) by Castle, if by the Termination Date any of the conditions provided in Article X of this Purchase Agreement have not been met and have not been waived in writing by Castle, except as a result of the willful acts or omissions of Castle;

                  (d) by either Buyer or Castle, if an agreement with any Person with the intent to effect a Takeover Proposal is entered into prior to the Closing in accordance with Section 7.5;

                  (e) by Castle, if the Fairness Opinion shall have been rescinded.

         Section 13.2 Effect of Termination. (a) If Castle shall terminate this Agreement pursuant to Section 13.1(d), Castle will reimburse CORE's equity investors for their reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with the Transactions, provided that Castle shall not in any event be obligated to pay more than $250,000 in the aggregate pursuant to this Section 13.2(a).

                  (b) The obligations contained in Sections 7.6, 8.3, 13.2(a), 15.2, and 15.9 hereof shall survive any termination of this Purchase Agreement.

XIV. AMENDMENT AND WAIVER

         Section 14.1 Amendment. This Purchase Agreement may be amended or modified in whole or in part at any time by an agreement in writing executed in the same manner as this Purchase Agreement.

         Section 14.2 Extension; Waiver. At any time prior to the Closing Date, either party hereto may:

                  (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,

                  (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

                  (c) waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party. The failure of any party hereto to enforce at any time any provision of this Purchase Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Purchase Agreement or any part hereof or the right of such party hereafter to enforce each and every such provision. No waiver of any breach of this Purchase Agreement shall be held to constitute a waiver of any other or subsequent breach.

XV. MISCELLANEOUS

         Section 15.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by Federal Express, Express Mail, or similar overnight delivery or courier service, or delivered (in person or by telecopy, telex, or similar communications equipment) against receipt to the party to whom it is given, addressed as follows:

         if to the Sellers, to:

                  Castle Energy Corporation
                  One Radnor Corporate Center

                  Suite 250
                  100 Matsonford Road
                  Radnor, Pennsylvania  19087

                  Attention:  Joseph L. Castle, II, Chairman
                  Telecopy No: (610) 995-0409

         with a copy to:

                  Duane, Morris & Heckscher
                  4200 One Liberty Place

                  Philadelphia, Pennsylvania  19103-7396
                  Attention:  Sheldon M. Bonovitz, Esq.
                  Telecopy No.:  (215)  979-1020

         if to any CORE Obligor:

                  CORE Refining Corporation
                  606 Pugh Road
                  Strafford, Pennsylvania 19087
                  Attention:  William S. Sudhaus
                  Telecopy No.:  (610) 964-1540

         with a copy to:

                  Shapiro & Allen
                  565 5th Avenue
                  New York, NY 10017

                  Attention:  Stuart Shapiro, Esq.
                  Telecopy No.:  (212) 661-0415

or to such other address as the Person to whom notice is given may have previously furnished to the other party in writing in accordance herewith.

         Section 15.2 Expenses. (a) Castle shall, within 30 days after presentation of a statement of expenses, reimburse Buyer and Sudhaus and their Affiliates for all reasonable out-of-pocket expenses, including reasonable counsel fees, whether incurred prior or subsequent to the date hereof, for their evaluation of the financial, legal, and other aspects of the Transactions (except environmental evaluations), the Shares and Purchased Assets, Castle and the Castle Subsidiaries, and negotiations with respect to the Transactions and the Financing. If the Transactions (i) are consummated or (ii) are not consummated as a result of (A) Buyer's refusal to close when all conditions in
Article IX have been satisfied or waived or (B) the failure to satisfy a condition to Closing in Article IX or X as a result of a willful breach by Buyer, Castle shall not reimburse Buyer and Sudhaus and their Affiliates for any further expenses, and Buyer shall reimburse Castle for any expenses previously reimbursed by Castle to, or paid by Castle on behalf of, Buyer and Sudhaus and their Affiliates, including without limitation fees and expenses paid or payable in connection with the environmental evaluation contemplated by Section 15.2(b) or incurred in connection with the Financing, but not including any expenses incurred by Castle on its own behalf. For purposes of the foregoing, (iii) $1,000,000 of expenses shall be deemed to have been paid by Castle on behalf of Buyer, Sudhaus and their Affiliates prior to the earlier of the date of this Agreement and June 1, 1995 and (iv) one-half of all fees and expenses incurred in connection with the Interim Financing shall be deemed to have been incurred on behalf of the Buyer. Castle's obligations under this Section 15.2 supersede its obligations under the Stock and Asset Purchase Agreement, dated as of December 5, 1994, among CORE, Castle, and certain of Castle's Affiliates.

                  (b) Buyer and Castle shall jointly arrange for an environmental evaluation of the business of the Castle Subsidiaries, the scope and costs of which evaluations shall be mutually agreed upon by the parties hereto. In addition, if the consultant who shall perform such evaluation shall not consent to the use of its report in connection with the Financing, Buyer and Castle shall arrange for a second such evaluation. All fees and expenses incurred in connection with such evaluations (including, without limitation, the fees of any environmental consultants and refinery experts) shall be paid by Castle; provided, that if the Transactions contemplated by this Purchase Agreement (i) are consummated or (ii) are not consummated as a result of (A) Buyer's refusal to close when all conditions in Article IX have been satisfied or waived or (B) the failure to satisfy a condition to Closing in Article IX or X as a result of a willful breach by Buyer, Buyer shall reimburse Castle for and thereafter be responsible for all such fees and expenses. The parties agree that the reports of such consultants and experts shall be shared by the parties and that Castle may present such reports to third parties (subject to confidentiality agreements which require such third parties to destroy or return all copies of such reports to Castle), including other potential purchasers of all or a portion of the business of the Castle Subsidiaries. Upon consummation of the Transactions, the reports shall become the property of Buyer, provided that copies of the reports may be maintained by Castle. If the Transactions are not consummated, the reports shall continue as the sole property of Castle.

                  (c) The obligations under this Section 15.2 shall survive any termination of this Purchase Agreement.

         Section 15.3 Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules on conflicts of law.

         Section 15.4 Successors and Assigns. This Purchase Agreement shall not be assigned by any party without the written consent of all other parties and any attempted assignment without such written consent shall be null and void and without legal effect; provided that (a) CORE may assign its rights to purchase all (but not less than all) of the Purchased Assets to any single Subsidiary which executes and delivers to the Sellers a CORE Obligor Agreement and (b) Buyer may collaterally assign its rights hereunder to any lenders providing the Financing. This Purchase Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the Persons entitled to indemnity under Article XI.

         Section 15.5 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Purchase Agreement, but this Purchase Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the Transactions to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Purchase Agreement.

         Section 15.6 Execution in Counterparts. This Purchase Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

         Section 15.7 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Purchase Agreement.

         Section 15.8 Entire Agreement. This Purchase Agreement, together with all schedules and exhibits hereto and any documents delivered pursuant to this Purchase Agreement, contains the entire understanding of the parties hereto with regard to the subject matter contained herein.

         Section 15.9 Announcements. Announcements to the public, employees, customers, or suppliers concerning the Transactions by the Sellers or Buyer shall be subject to the approval of the other parties in all essential respects, except that the approval by the other parties shall not be required as to any statements and other information which a party may submit to any Governmental Entity or announce pursuant to any Law.

         Section 15.10 Construction. The parties acknowledge that both parties and their counsel have participated fully in the negotiation and preparation of this Purchase Agreement and agree that, in any construction or interpretation of this Purchase Agreement, no provision shall be construed against the interest of either party on the basis that such party drafted such provision.

         Section 15.11 Jurisdiction. Any action, suit, or proceeding arising out of, based on, or in connection with this Purchase Agreement, the Notes, or the Transactions may be brought only in any United States District Court or appropriate state court in the State of Delaware and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Purchase Agreement or the subject matter hereof may not be enforced in or by such court.

         Section 15.12 Further Actions. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Purchase Agreement and to more effectively carry out the transfer of stock and assets, realization of assets, and assumption of liabilities contemplated by this Purchase Agreement.

         Section 15.13 Shell Litigation. (a) Until the Closing, Castle and IRLP shall control the prosecution, defense, and negotiation of any settlement of the Shell Litigation, in each case with counsel of its choice, and Castle and IRLP shall bear all Litigation Expenses incurred prior to the Closing.

         (b) Upon and following the Closing, Buyer shall assume and control the prosecution, defense, and negotiation of any settlement of the Shell Litigation, in each case with counsel of its choice, reasonably acceptable to Castle, except that (i) Castle shall retain control of all matters relating to any Shell Pre-Closing Claims and (ii) without the consent of Castle, Buyer may not bring any claim against Shell or any of its Affiliates for tortious interference, antitrust claims, or similar claims arising out of Shell's actions with respect to the Shell Contract. Buyer shall bear all Litigation Expenses incurred on and after the Closing Date; provided that (i) Castle shall have the right to participate in the Shell Litigation and retain its own counsel at its own expense and (ii) Castle shall bear any Litigation Expenses relating solely to Shell Pre-Closing Claims.

         (c) Any judgment rendered in the Shell Litigation shall be solely for the account of the Buyer, except that (i) any judgment or portion thereof relating to any Shell Pre-Closing Claims shall be for the account of Castle and
(ii) any judgment or portion thereof relating to any claim against Shell or any of its Affiliates for tortious interference, antitrust claims, or similar claims arising out of Shell's actions with respect to the Shell Contract shall be paid
(A) first, to CORE, in an amount equal to the Litigation Expenses incurred by it relating to such claim and (B) the balance 75% to CORE and 25% to Castle.

         (d) Buyer and Castle shall reasonably cooperate with each other in the prosecution, defense, and negotiation of settlement of any litigation or other proceeding, claim, or demand arising from the Shell Litigation or the Shell Contract.

         (e) Buyer shall not settle the Shell Litigation without consultation with Castle. Buyer may settle the Shell Litigation on such terms as are acceptable to it, except as follows.

                  (i) Buyer may not settle the Shell Litigation without the consent of Castle if as a result of such settlement either of the following events (the "Consent Events") would occur: (A) the Shell Reduction would be more than 25% of the present value of the Non-Adjusted Royalty Payments or (B) the Shell Reduction would exceed 25% of the sum of the Shell Reduction and the present value of the costs to the Buyer of such settlement. For purposes of the foregoing, (C) present values shall be determined as of the Closing Date based upon a discount rate of 8% per annum and (D) the costs to the Buyer of a settlement shall be the value given up by the Buyer, net of any value received by the Buyer, pursuant to such settlement, whether by payment of money, by any modifications to the Shell Contract, by entry into of other contractual obligations, or otherwise.

                  (ii) Buyer shall give notice to Castle of the terms of any settlement of the Shell Litigation which Buyer intends to accept and which Buyer believes in good faith would not result in either of the Consent Events, together with sufficient information for Castle to determine whether such settlement would result in either of the Consent Events. Promptly after the giving of such notice, Buyer and Castle shall seek in good faith to agree upon whether such settlement would result in either of the Consent Events or the amounts, if any, which the Buyer will be required to pay Castle so that such settlement would not result in either of the Consent Events (the "Required Amount"). If the parties cannot so agree within five business days of such notice, (A) Buyer may enter into such settlement and (B) either party may submit the question of whether such settlement would result in either of the Consent Events and the determination of the Required Amount for arbitration by Deloitte & Touche (or, if Deloitte & Touche shall be unwilling or unable to serve, such other big six accounting firm or nationally recognized investment banking firm on which the parties shall agree). Any such determination made by the Settlement Arbitrator shall be conclusive and binding on all parties to this Purchase Agreement. Within five business days after the submission of such dispute to the Settlement Arbitrator (or, if later, the selection of the Settlement Arbitrator), Castle and Buyer shall each submit in writing to the Settlement Arbitrator, with a copy to the other party, its basis for concluding whether or not such settlement would result in either of the Consent Events and its proposal with respect to the Required Amount. Within five business days of receipt of the other party's proposal, Castle and Buyer may each submit in writing to the Settlement Arbitrator, with a copy to the other party, arguments rebutting the other party's initial submission. The Settlement Arbitrator shall render its decision within five business days after the final submissions by Buyer and Castle. If Buyer has elected to enter into the Settlement, Buyer shall pay the Required Amount, as determined by the Arbitrator, within five business days after determination thereof by the Settlement Arbitrator, and shall pay interest at the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate for the period from the date of such settlement to and until the date of payment.

                  (iii) The fee of the Settlement Arbitrator for any determination under this Section 15.13(e) shall be paid by (A) Castle, if the Settlement Arbitrator determines that the proposed settlement would not result in either of the Consent Events, or (B) the Buyer, if the Settlement Arbitrator determines that the proposed would result in either of the Consent Events.

                  (iv) Nothing herein shall be construed (A) to authorize or permit the Settlement Arbitrator to arbitrate or determine any question or matter whatever under or in connection with this Agreement except whether the proposed settlement would result in either of the Consent Events and the Required Amount or (B) to require the Settlement Arbitrator to follow the rules of the American Arbitration Association or any other body in making such determination.

                  (v) The Buyer shall have no right to enter into any settlement
(A) of any Shell Pre-Closing Claims or (B) which would subject Castle or any of its Affiliates to any injunction or similar relief. Castle may settle any Shell Pre-Closing Claims on such terms as it shall deem acceptable.

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date and year first above written.

                                          CORE REFINING CORPORATION

                                          By: /s/ William S. Sudhaus
                                              ---------------------------------

                                          Title: President
                                                 ------------------------------

                                          CASTLE ENERGY CORPORATION

                                          By: /s/ Joseph L. Castle II
                                              ---------------------------------

                                          Title: Chief Executive Officer
                                                 ------------------------------

                                          INDIAN REFINING & MARKETING INC.

                                          By: /s/ David M. Hermes
                                              ---------------------------------

                                          Title: Sr. V.P. - Raw Material Supply
                                                 ------------------------------

                                          INDIAN REFINING LIMITED PARTNERSHIP

                                          By: INDIAN REFINING & MARKETING INC.,

                                          General Partner

                                          By: /s/ David M. Hermes
                                              ---------------------------------

                                          Title: Sr. V.P. - Raw Material Supply
                                                 ------------------------------

                                          IP OIL CO.

                                          By: /s/ David M. Hermes
                                              ---------------------------------

                                          Title: Sr. V.P. - Raw Material Supply
                                                 ------------------------------

                                          INDIAN POWERINE L.P.

                                          By:  IP OIL CO., General Partner

                                          By: /s/ David M. Hermes
                                              ---------------------------------

                                          Title: Sr. V.P. - Raw Material Supply
                                                 ------------------------------

                                          INDIAN OIL COMPANY

                                          By: /s/ David M. Hermes
                                              ---------------------------------

                                          Title: Sr. V.P. - Raw Material Supply
                                                 ------------------------------